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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                  By and Among

                               UAP HOLDING CORP.,

                               CONAGRA FOODS, INC.

                                       and

                           UNITED AGRI PRODUCTS, INC.

                          Dated as of October 29, 2003

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                                Index of Exhibits

Exhibit 1.1(a)       Permitted Encumbrances
Exhibit 1.1(b)       Retained Assets
Exhibit 1.1(c)       Retention Bonuses
Exhibit 3.3.1 Designation, Preferences, Rights, Powers, Terms and Conditions of the Shares
Exhibit 4.1.4        Form of Buyer Transition Services Agreement
Exhibit 4.1.6        Form of Seller Transition Services Agreement
Exhibit 4.1.7        Terms of Letter of Credit
Exhibit 4.1.8        Apollo Letter
Exhibit 4.1.9        Preferred Letter
Exhibit 4.2.5        Form of Indemnification Agreement
Exhibit 4.2.7        Form of Fertilizer Supply Agreement
Exhibit 4.2.9        Form of International Supply Agreement
Exhibit 4.2.10       Form of Buyer Release
Exhibit 4.2.11       Form of Seller Release
Exhibit 5.1(b)       Form of Auditor's Draft Preliminary Audit Report
Exhibit 8.7.1        Commitment Letters
Exhibit 9.1.1        Conduct of Business Exceptions
Exhibit 9.1.8        UAP Intellectual Property
Exhibit 9.2.2        Terms of Backup Funded Bridge
Exhibit 9.3.1        Exceptions to Termination of Affiliate Agreements
Exhibit 9.3.5        Guarantees
Exhibit 9.3.6        Form of Canadian Operations Assignment and Assumption
                     Agreement
Exhibit 9.4.3        Corporate Services
Exhibit 14.12(a)     Knowledge - Executive Officers of Seller
Exhibit 14.12(b)     Knowledge - Executive Officers of the Company

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     STOCK PURCHASE AGREEMENT, dated as of October 29, 2003, by and among UAP
Holding Corp., a Delaware corporation ("Buyer"), ConAgra Foods, Inc., a Delaware corporation ("Seller"), and United Agri Products, Inc., a Delaware corporation (the "Company").

RECITALS:

     (a) Seller is the owner, directly or indirectly, of all of the issued and outstanding capital stock of the Company, United Agri Products Canada, Inc., a Canadian corporation ("UAP Canada"), and 2326396 Canada, Inc., a Canadian corporation ("Access"); and

     (b) Seller desires to sell or cause to be sold all of the issued and outstanding shares of capital stock of the Company (the "Company Stock"), UAP Canada (the "Canada Stock") and Access (the "Access Stock" and, together with the Company Stock and the Canada Stock, the "Stock") to Buyer, and Buyer desires to purchase the Stock from Seller or its Subsidiaries, for the consideration and upon the terms and conditions contained in this Agreement.

AGREEMENT:

     In consideration of the foregoing recitals and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows:

     1. Definitions.

          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:

     "Acquired Companies" shall mean the Company, UAP Canada, Access and the Company Subsidiaries, and "Acquired Company" shall mean any of them.

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     "Action" shall mean (i) any claim, action, litigation, suit, grievance, arbitration, proceeding or prosecution, or (ii) any investigation of which Seller has knowledge of, in either case by or before any Governmental Authority.

     "Accrued 2003 Rebate Amount" means the total of all 2003 Rebates as reflected in the Final Closing Balance Sheet, accrued in an amount equal to 100% of actual and reasonable estimated 2003 Rebates earned as of Closing.

     "Actual 2003 Rebate Amount" means the total amount of all 2003 Rebates collected by the Acquired Companies from the Closing.

     "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

     "Agreement" shall mean this Agreement.

     "Albemarle" shall mean Albemarle Agricultural Chemicals, LLC.

     "Ancillary Agreements" shall mean, collectively, the Indemnification Agreement, the Buyer Transition Services Agreement, the Fertilizer Supply Agreement, the Buyer Release, the Seller Release, the International Supply Agreement and the Seller Transition Services Agreement.

     "Ancillary Canadian Assets" shall mean the assets owned or leased by UAP Canada and Access relating to hauling, transportation and trucking services.

     "Applicable Accounting Principles" shall mean GAAP as in effect on the date hereof applied on a basis consistent with the principles, procedures and methodologies, including, without limitation, auditing procedures, used in the preparation of the Year-end Statements, provided that, the Liability for Non-Income Taxes shall be fully accrued as of the Closing Date, and, in the case of any Straddle Period, shall be accrued by closing the books of the Acquired

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Companies as of and including the Closing Date. In the case of any item of
Non-Income Tax in respect of the Straddle Period that cannot be specifically allocated based on such closing of the books, such item of Non-Income Tax shall be prorated and accrued based on the number of days during the portion of the Straddle Period prior to and including the Closing Date.

     "Bonus/Transition Services Amount" shall mean the sum of the Retention Bonuses plus the Transition Services Fee, not to exceed, collectively, Fifteen Million Dollars ($15,000,000).

     "Business" shall mean the business conducted by the Acquired Companies as of the date hereof, including the business of manufacturing, repackaging, distributing and selling fertilizers (including the sale and distribution of bulk fertilizer at wholesale), crop protection chemicals, seeds and other agriculture production products as conducted by the Acquired Companies as of the date hereof, throughout the United States and Canada and all businesses incidental or related thereto as conducted by the Acquired Companies as of the date hereof throughout the United States and Canada, and including the Canadian Business, but excluding, however, the Retained Businesses.

     "Canadian Business" shall mean the business conducted in Canada by ConAgra Limited that shall be transferred to UAP Canada through the Canadian Operations Assignment and Assumption Agreement, including the business of distributing and selling fertilizers, crop protection chemicals, seeds and other agricultural products as conducted in Canada by ConAgra Limited, and all businesses incidental or related thereto as conducted by ConAgra Limited in Canada, excluding, however, the Retained Businesses.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Material Adverse Effect" shall mean any result, occurrence, fact, change, circumstance or condition or event that has had or can be reasonably expected to have, a material adverse effect on (a) the business, operations, financial condition, results of operations or

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capitalization of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided however, that the following shall not be taken into account in determining whether there has been a "Company Material Adverse Effect":

     (1) any such effects attributable to general conditions affecting the United States and/or Canadian economy nationally or regionally (including without limitation, prevailing interest rate and security market levels);

     (2) any such effects attributable to conditions (whether economic, legal, regulatory, financial, political or otherwise) affecting the industry or markets in which the Business operates in general which do not effect the Business materially disproportionally relative to other similarly situated participants in the industry or markets in which the Business operates;

     (3) any such effects attributable to climactic or weather conditions in any markets in which the Acquired Companies operate or do business;

     (4) any such effects relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement or pendency thereof;

     (5) fees and expenses, severance and other bonus, benefit or compensation costs paid or to be paid by Buyer or Seller pursuant to this Agreement in connection with the transactions contemplated in this Agreement;

     (6) any action taken by, or an action of, Seller or the Acquired Companies with the prior written consent of Buyer; and

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     (7)  any failure by the Business to meet any internal projections, expectations or forecasts or published revenue or earnings predictions for any period ending on or after the date of this Agreement (collectively, the "Forecasts"), provided that if a Company Material Adverse Effect is determined to have occurred but for this subpart
          (7), and if such Company Material Adverse Effect then results in the failure by the Business to meet any Forecasts, or if any Forecasts are not met as a result of the factors causing the Company Material Adverse Effect, then this subpart (7) shall not, in and of itself, result in a determination that such Company Material Adverse Effect has not occurred.

     "Company Subsidiaries" shall mean the Subsidiaries of the Company, and "Company Subsidiary" shall mean any of them. For all purposes of this Agreement, neither Timberland nor Albemarle shall be deemed to be a Company Subsidiary.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated June 6, 2003, between Apollo Management V, L.P. and Seller.

     "Control" (including the terms "Controlling", "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     "Deloitte" shall mean Deloitte & Touche L.L.P.

     "DOJ" shall mean the United States Department of Justice.

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     "Encumbrances" shall mean any mortgage, lien, pledge, hypothecation, security interest, encumbrance, covenant, title defect, title retention agreement, voting trust agreement or right-of-first refusal.

     "Equity Securities" shall mean any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is or was a member of a group of which Seller is or was a member and which is or was under common control or treated as a single employer with Seller within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

     "Estimated Rebate Amount" shall mean the amount equal to the difference between Estimated Net Book Value and the sum of the Closing Cash Payment plus the Preferred Consideration, provided that in no event shall the Estimated Rebate Amount be less than zero.

     "FTC" shall mean the United States Federal Trade Commission.

     "Fundamental Documents" shall mean the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Fundamental Documents" of a corporation are its certificate of incorporation and by-laws.

     "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

     "Greenville Litigation" shall mean, collectively, the lawsuits currently pending in the Circuit Court of Washington County, Mississippi, captioned Donald Elroy Shutes, et al. v. Platte Chemical Company, et al., at Case No. CI2002-373; Myra Santana, et al. v. Platte Chemical

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Company, et al., at Case No. CI2002-473; and Mary Flowers, et al. v. Platte
Chemical Company, et al., at Case No. CI2002-533, and any appeals in connection therewith.

     "Greenville Reserves" shall mean any reserves relating to the Greenville Litigation or the remediation of Hazardous Materials at the Greenville Site, as included in the Final Closing Balance Sheet.

     "Governmental Authority" shall mean any federal, provincial, municipal, state, local or foreign government, any governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Taxes" shall mean all federal, state, provincial, municipal, local, foreign and other governmental Taxes imposed on or measured by gross or net income and any franchise taxes that are economically equivalent to gross or net income taxes; provided, that such term shall not mean any gross receipts, transfer, sales, use, goods and services, excise, duties, fees or similar Taxes or assessments.

     "Indemnified Party" shall mean a party entitled to indemnification hereunder. "Indemnifying Party" shall mean a party obligated to provide indemnification hereunder.

     "Law" shall mean any federal, state, provincial, municipal, local or foreign statute, law, ordinance, regulation, rule, executive order, code, governmental restriction or other requirement of law of any judicial or administrative interpretation thereof existing at any time during the period from and after the date hereof until the Closing Date which is effective as of the date hereof.

     "Lear 35" shall mean the 1983 Gates Learjet Corp 35A, serial number 508, registration number N881CA, currently leased by Seller.

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     "Liabilities" shall mean any and all debts, liabilities and obligations, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     "Lowest Cost Response" means any compliance activity or any investigation, cleanup, remediation, removal action or response activity that (1) complies with all applicable Environmental Laws; (2) is acceptable to Governmental Authorities to the extent approval is required; (3) is consistent with and would not violate any currently existing agreement binding on any Acquired Company; (4) is consistent with and does not unreasonably interfere with the operation of the facility in a manner substantially similar to business and operations being conducted at such facility at the time of Closing; and (5) can be achieved for the lowest financial cost as compared with other potential response activities.

     "Net Book Value" shall mean the consolidated stockholders equity of the Acquired Companies as of the Effective Time as reflected on the Estimated Closing Balance Sheet, Preliminary Closing Balance Sheet, Preliminary Audited Closing Balance Sheet and Final Closing Balance Sheet, as applicable, as adjusted as necessary to:

     (1) eliminate the effect of recorded Income Tax assets and Liabilities (current and deferred);

     (2) provide that no accrual, reserve, provision or Liability be reflected with respect to:

          (a)  the Bonus/Transition Services Amount;

          (b) the costs and expenses related to the transactions contemplated by this Agreement, including without limitation, Buyer's reimbursed transaction expenses;

          (c)  the costs of the Funded Bridge;

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          (d)  the Retained Litigation;

          (e)  the Retained Businesses and the Retained Assets;

          (f) any Liability arising from any Affiliate Agreement (other than (i) accounts payable arising from pre-Closing sales of Products (as defined in the Fertilizer Supply Agreement) by Seller or its Affiliate (other than the Acquired Companies) to an Acquired Company (it being understood that the closing balance sheets will reflect the 60 day payment term for such accounts payable for pre-Closing sales of Products), and (ii) any unpaid Liabilities associated with the arrangements between the Acquired Companies and Seller's Peavey business); and

          (g) any Liabilities retained by, or the responsibility of, Seller or its Affiliates (other than the Acquired Companies);

     (3) provide that working capital shall reflect accrued Rebates equal to 100% of actual and reasonable estimated Rebates earned as of the Closing Date;

     (4) settle and treat as equity adjustments all intercompany investments and accounts of the Acquired Companies other than Liabilities of the Acquired Companies to Seller or its Affiliates (other than the Acquired Companies) in respect of Products (as defined in the Fertilizer Supply Agreement); and

     (5)  provide that no assets be reflected with respect to:

          (a)  the Retained Litigation;

          (b)  the Retained Businesses and the Retained Assets;

          (c) any asset arising from any Affiliate Agreement (other than any assets associated with the arrangements between the Acquired Companies and the Seller's Peavey business);

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          (d)  cash retained by Seller; and

          (e) prepaid insurance premiums to the extent the insurance policies with respect thereto will not continue in place for occurrences after the Effective Time.

     "Non-Income Taxes" shall mean any Taxes other than Income Taxes.

     "Permitted Encumbrances" shall mean the Encumbrances listed on Exhibit 1.1(a) hereto.

     "Person" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, other entity or Governmental Authority.

     "Rebates" means all right, title and interest of the Acquired Companies in and to the receipt or payment of any and all rebates, incentives, loyalty or other bonuses, freight or other similar refunds, rebillings, performance or award payments, marketing payments, warehousing and interest payments, program payments, products furnished on a discounted or "no-charge" basis, and all other such payments or forms of compensation, and the proceeds thereof, that are now or may hereafter be payable by vendors to any of the Acquired Companies as a result of product sales (whether wholesale, retail or otherwise), service or other such performance criteria sold or performed prior to Closing.

     "Retained Assets" shall mean the assets and rights described on Exhibit 1.1(b) hereto.

     "Retained Businesses" shall mean (i) the bulk wholesale fertilizer business, including the international fertilizer business and the import and export of fertilizer products, as conducted by Seller or its Affiliates (other than the Acquired Companies) wherever such business may be conducted, (ii) the commodity grain business as conducted by Seller or its Affiliates, other than the seed products business as conducted by the Acquired Companies prior to the Closing Date in the United States or Canada, (iii) all businesses and operations conducted outside of the United

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States and Canada, and (iv) the imagery technology business, each as conducted by Seller, the Company, UAP Canada, Access and/or any Affiliates thereof on or before the Closing Date.

     "Retained Site" shall mean the facility and real property owned and operated by Hess & Clark, Inc., located at 101 East 7th Street, Ashland, OH.

     "Retention Bonuses" shall mean all of the obligations set forth or described on Exhibit 1.1(c) hereto, including, without limitation, obligations with respect to transaction completion payments, the buy-out value of stock options, the buy-out value of restricted stock, FY03 long term senior management incentive awards and supplemental performance bonuses, each as set forth in the agreements and schedules attached hereto as Exhibit 1.1(c), but excluding the Salary Protection Obligations.

     "Salary Protection Obligations" shall mean obligations with respect to the payment of base salary and annual incentives as set forth or described in the agreements and schedules attached hereto as Exhibit 1.1(c).

     "Site" shall mean any of the real properties currently or previously owned, leased or operated by: (i) any Acquired Company; (ii) any predecessors of any Acquired Company; (iii) any entities previously owned by any Acquired Company; or (iv) any Subsidiary of Seller (other than the Acquired Companies) to the extent such real property relates to the Canadian Business, in each case, including all soil, subsoil, sediment surface waters and groundwater thereat or thereunder.

     "Subsidiary" shall mean, with respect to any Person, another Person owned directly or indirectly by such Person by reason of such Person owning or Controlling an amount of the voting securities, other voting ownership or voting partnership interests of another Person which is sufficient to elect at least a majority of its Board of Directors or other governing body of

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another Person or, if there are no such voting interests, at least a majority of the equity interests of another Person.

     "Tax" or "Taxes" shall mean any (i) federal, state, provincial, municipal, local or foreign tax, charge, levy, fees, duties or other like assessment, including income, capital, gross receipts, windfall profits, value added, ad valorem, profits, goods and services, stamp, transfer, gains, occupational, severance, property, land transfer, payroll, sales, use, license, excise, franchise, employment, withholding or similar taxes, workers compensation levies, customs excise duties, social security and unemployment insurance charges and retirement contributions imposed by any Governmental Authority, together with applicable interest, penalties and additions to tax and (ii) any liability for the foregoing amounts of another Person by agreement or as consequence of being a member of a combined, consolidated, affiliated, unitary or similar Tax group, including within the meaning of Treas. Reg. Section 1.1504-6, or similar provision of state, provincial, municipal, local or foreign Law or by being a transferee.

     "Tax Return" shall mean any report, return, statement, election, designation or other information required, or permitted, by Law to be filed or supplied to a Governmental Authority (or otherwise so filed or supplied) in connection with any Taxes and all claims for refunds of Taxes.

     "Transition Services Fee" shall have the meaning given such term in the Buyer Transition Services Agreement.

     "2003 Rebates" shall mean all Rebates in respect of crop year 2003, and any prior crop year, as such crop year was determined by the applicable manufacturer, earned as of the Closing Date.

     "United States" shall mean the United States of America.

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          1.2 Other Defined Terms. The following terms shall have the meanings given to such terms in the Sections indicated below.

Term                                                                 Section
----                                                               ------------
Access..........................................................   Recital
Access Stock....................................................   Recital
Affiliate Agreement.............................................   7.16
ALAE............................................................   9.4.2
Audit...........................................................   5.1(b)
Audit Fees......................................................   5.1(b)
Apollo Agreement................................................   4.1.8
Backup Funded Bridge............................................   9.2.2
Bridge Commitment Letter........................................   8.7.1
Bridge Lender...................................................   8.7.1
Business Confidential Information...............................   14.19.1
Buyer...........................................................   Caption
Buyer 401(k) Plan...............................................   6.3
Buyer Disclosure Schedule.......................................   8
Buyer Release...................................................   4.2.10
Buyer Transition Services Agreement.............................   4.1.4
Buyer's 125 Plan................................................   6.6
Buyout Date Restriction ........................................   9.11
Canada Stock....................................................   Recital
Canadian Consideration..........................................   3.5
Canadian Employee Plans ........................................   7.28
Canadian Operations Assignment and Assumption Agreement.........   9.3.6
Claim Notice....................................................   12.3
Closing.........................................................   4
Closing Cash Payment............................................   3.3.2
Closing Date....................................................   4
COBRA Coverage..................................................   6.1(c)
Commitment Letters..............................................   8.7.1
Company.........................................................   Caption
Company Employees...............................................   6.1(a)
Company Litigation..............................................   9.9.1
Company Material Contracts......................................   7.15
Company Permits.................................................   7.14.1
Company Stock...................................................   Recital
Competing Business..............................................   9.1.5
Competing Operation.............................................   9.2.4
Corporate Services..............................................   9.4.3
Covered Claim...................................................   9.4.2(a)
Covered Loss....................................................   9.4.2(a)
Effective Time..................................................   4
Employee Plan...................................................   7.18
Environmental Claims............................................   7.19(h)(i)
Environmental Laws..............................................   7.19(h)(ii)

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Term                                                                 Section
----                                                               ------------
Environmental Permits...........................................   7.19(a)
Equity Commitment Letter........................................   8.7.2
Estimated Closing Balance Sheet.................................   3.2
Estimated Net Book Value........................................   3.2
Fertilizer Supply Agreement.....................................   4.2.7
Final Closing Balance Sheet.....................................   5.1(d)
Final Net Book Value Calculation................................   5.1(d)
Final Net Book Value............................................   5.2
Financial Statements............................................   7.9.1
Financiers......................................................   14.8
Financing.......................................................   8.7.1
Greenville Environmental Matters ...............................   9.13.1
Greenville Site ................................................   9.13.1
Guarantees......................................................   9.3.5
Hazardous Materials.............................................   7.19(h)(iii)
Indemnification Agreement.......................................   4.2.5
Indemnity Basket................................................   12.5.1
Indemnity Cap...................................................   12.5.2
Insurance Policies..............................................   9.4.2(a)
Intellectual Property Rights....................................   7.12.5
Interim Financials..............................................   7.9.1
Interim Period Rebate Payment...................................   3.3.3
International Supply Agreement..................................   4.2.9
IRD Condition...................................................   10.4
IRS.............................................................   7.18.4
Lear Purchase Option............................................   9.11
Lenders.........................................................   8.7.1
LTD Recipient...................................................   6.1(d)
Monthly Reports.................................................   9.1.4
Notice Period...................................................   12.3
Option..........................................................   9.11
OSHA Laws.......................................................   7.26
Owned Real Property.............................................   7.22
Pre-Existing Environmental Matters..............................   12.1.5
Preferred Consideration.........................................   3.3.1
Preferred Percentage............................................   12.5.8
Preliminary Audited Closing Balance Sheet.......................   5.1(b)
Preliminary Closing Balance Sheet...............................   5.1(a)
Preferred Agreement.............................................   4.1.9
Pro Forma Net Book Value........................................   7.9.1
Prohibited Term.................................................   9.1.5
Proposed Final Allocation.......................................   13.3.2
Purchase Price..................................................   3.1
RCRA............................................................   7.19(h)(ii)
Records.........................................................   9.5
Reimbursement Accounts..........................................   6.6
Release.........................................................   7.19(h)(iv)

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Term                                                                 Section
----                                                               ------------
Report..........................................................   5.1(b)
Retained Business Confidential Information......................   14.19.3
Retained Intellectual Property..................................   9.4.1
Retained Litigation.............................................   9.9.2
Retained Records................................................   9.5
Retention Agreement.............................................   10.4
Rights..........................................................   9.3.4
Section 338(h)(10) Joint Election...............................   13.3.1
Seller..........................................................   Caption
Seller 401(k) Plans.............................................   6.3
Seller Deductible...............................................   9.4.2
Seller Disclosure Schedule......................................   7
Seller LTD Plan.................................................   6.1(d)
Seller Parties..................................................   14.16
Seller Pension Plans............................................   6.2
Seller Release..................................................   4.2.11
Seller Transition Services Agreement............................   4.1.6
Seller's 125 Plan...............................................   6.6
Senior Bank Commitment Letter...................................   8.7.1
Senior Credit Lender............................................   8.7.1
Shares..........................................................   3.3.1
Stock...........................................................   Recital
Straddle Period.................................................   13.3.4
Subsidiary Securities...........................................   7.8.2
Termination Date................................................   11.1(b)
Third Party Insurer.............................................   9.4.2
Timberland......................................................   7.27.1
Timberland Interest.............................................   7.27.3
Total Deductible................................................   9.4.2
Transfer Taxes..................................................   13.1
UAP Canada......................................................   Recital
UAP Deductible..................................................   9.4.2
UAP Intellectual Property.......................................   9.1.8
UAP Plan........................................................   7.28
ULAE............................................................   9.4.2
Year-end Statements.............................................   7.9.1

     2. Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver, or shall cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, accept and acquire from Seller or its Subsidiaries, all of the outstanding shares of the Stock, free and

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clear of all Encumbrances. Notwithstanding anything to the contrary set forth in this Agreement, upon the written request of Buyer delivered at least ten business days prior to the Closing Date, Buyer will be entitled to organize a newly incorporated Delaware subsidiary ("Newco") and assign to Newco its rights to acquire the Company Stock. In such case, at the Closing, the transactions contemplated by this Agreement will be consummated by Buyer acquiring the Access Stock and the Canada Stock and having Newco merge (the "Merger") with and into the Company. As a result of such Merger, all of the Company Stock will be converted into the right to receive the consideration set forth in Section 3.3 (other than the Canadian Consideration). Nothing contained in this Section 2 will relieve Buyer of its obligations under this Agreement except to the extent that Newco has satisfied such obligations. The parties will cooperate to prepare and execute all such documents as are necessary to consummate the Merger, it being understood that Buyer will pay for all incremental costs and expenses, other than in respect of Taxes (other than Transfer Taxes which are addressed in Section 13.1 below), incurred after the date hereof and on or prior to the Closing Date in consummating the transactions pursuant to the Merger as compared to consummating the transactions without the Merger.

     3. Consideration.

          3.1 Purchase Price. The purchase price payable by Buyer for the Stock (the "Purchase Price") shall be an amount equal to Final Net Book Value. The Purchase Price shall be paid by delivery by Buyer to Seller of (i) the Shares, and (ii) cash in an amount equal to the difference between Final Net Book Value and the Preferred Consideration (the "Cash Consideration"), in accordance with Section 3.3 hereof.

          3.2 Estimated Closing Balance Sheet. On or prior to the fourth (4th) business day prior to the Closing Date, Seller shall prepare in consultation with Buyer and deliver an estimated combined consolidated balance sheet for the Business (the "Estimated

     Closing Balance Sheet"), together with an estimate of the calculation of Net Book Value (the "Estimated Net Book Value"), which shall be prepared pursuant to the provisions of Section 5.1(a) using the amounts reflected on the Estimated Closing Balance Sheet, both of which shall be estimated as of the Closing Date.

          3.3 Payment of the Purchase Price. The Purchase Price shall be paid as follows:

          3.3.1 Preferred Consideration. An amount, not to exceed Seventy-Five Million Dollars ($75,000,000), equal to fifty percent (50%) of the sum of (i) the equity contributed to Buyer pursuant to the Equity Commitment Letter, plus (ii) the equity issued by Buyer pursuant to Section 6.1(b), provided that such amount shall not exceed Six Million Dollars ($6,000,000) for purposes of this calculation (collectively, the "Preferred Consideration"), shall be paid by Buyer issuing and delivering to Seller at Closing shares of Buyer's Series A redeemable preferred stock, $.001 par value per share, having an initial liquidation preference equal to the Preferred Consideration (the "Shares"). The designation, preferences, rights, powers, terms and conditions of the Shares shall be as set forth on Exhibit 3.3.1 hereto.

          3.3.2 Closing Cash Payment. At Closing, Buyer shall pay to Seller, or to ConAgra Limited and ConAgra Foods Refrigerated Foods Co., Inc. as provided in Section 3.5, in cash an amount equal to Five Hundred Seventy-Five Million Dollars ($575,000,000) less the sum of (i) Bonus/Transition Services Amount, plus (ii) the Preferred Consideration (the "Closing Cash Payment"). In the event the Estimated Net Book Value is less than the sum of the Closing Cash Payment plus the Preferred

               Consideration, the Closing Cash Payment shall be reduced on a dollar-for-dollar basis by the amount of such shortfall.

          3.3.3 Rebate Collection Payment. During the period from the Closing Date to the Settlement Date, Buyer and/or the Acquired Companies shall, each Monday, pay to Seller 50% of all Rebates collected during the immediately preceding week, all such payments not to exceed the Estimated Rebate Amount (the aggregate amount so paid to Seller under this Section 3.3.3 shall be referred to herein as the "Interim Period Rebate Payment").

          3.3.4 Settlement Date Cash Payment. The balance of the Cash Consideration, if any, shall be paid on the Settlement Date in accordance with Section 5.2 hereof.

          3.4 Form of Payment. All cash payments required to be made pursuant to this Agreement shall be made free and clear of all liens, claims and encumbrances and shall be made by wire transfer of immediately available funds to the accounts designated by the receiving party.

          3.5 Canada Payment. The portion of the Purchase Price allocated to UAP Canada shall be paid in cash and shall be paid to ConAgra Limited and the portion of the Purchase Price allocated to Access pursuant to Section
     13.3.2 hereof shall be paid in cash and shall be paid to ConAgra Foods Refrigerated Foods Co., Inc. (collectively, the "Canadian Consideration").

          3.6 Rebates.

               (a) Buyer will cause the Acquired Companies to use their commercially reasonable efforts to collect all Rebates in the ordinary course of business consistent with past practice.

               (b) If, as of April 30, 2004, the Actual 2003 Rebate Amount exceeds the Accrued 2003 Rebate Amount, then Buyer shall pay or cause to be paid to Seller an amount equal to 100% of such excess. If, as of such date, the Accrued 2003 Rebate Amount exceeds the Actual 2003 Rebate Amount, then Seller shall pay to Buyer an amount equal to 100% of such excess.

               (c) After April 30, 2004, Buyer shall promptly forward to Seller the amount of all 2003 Rebates that may thereafter be received by any of the Acquired Companies.

               (d) All payments made pursuant to this Section 3.6 will be made in immediately available funds.

               (e) The Acquired Companies shall promptly forward to Seller any Rebates received in respect to the operations of the Retained Businesses. Seller shall promptly forward to the Company any rebates received by Seller for which Seller has no right to receipt hereunder.

               (f) Buyer shall not allow any of the Acquired Companies to amend, modify, or otherwise permit or agree to any change from the terms or conditions of, or waive or defer its rights under, or sell, transfer or assign (other than for security purposes) any interest in, any Rebate or the collection or payment thereof other than amendments, modifications, supplements or other arrangements which are not adverse to Seller.

               (g) Buyer will, and will cause each of the Acquired Companies to, upon reasonable prior notice and during regular business hours, permit Seller or its agents and representatives full access to the offices and properties, books and records and employees of the Acquired Companies for the purpose of (i) examining, copying and auditing the books, records and other such documents relating to the Rebates and the collection thereof, and (ii) to discuss matters relating to the Rebates and the collection thereof with any of their respective officers or employees having knowledge of such matters. From the Closing Date until April 30, 2004, Seller shall have the right to have a Seller representative attend meetings or participate in other communications between vendors and Buyer or the Company arranged to discuss any rebates to the extent such meetings or communications that relate to any matter that may materially adversely affect Seller's rights and interests with or respect to the Rebates, and Buyer shall give Seller reasonable advance notice of any such meetings or communications. In addition, the Acquired Companies shall, upon the reasonable request of Seller to Buyer specifying the information relating to the Rebates that Seller desires, instruct vendors to share with Seller information and documentation relating to the Rebates and the payment thereof; provided, however, that the Acquired Companies shall be entitled to participate in any such discussions between such vendors and Seller. Buyer shall be afforded reasonable time to attempt to satisfy Seller's information request directly.

               (h) The Company shall submit to Seller, on a weekly basis, a report which sets forth the amount of Rebates paid to date, and the amount of all Rebates outstanding, on a per-vendor basis. In addition, the Company shall forward to Seller all reports from vendors which relate to the Rebates, as well as any notices of default or nonperformance relating to any contracts from which the Rebates arise.

     4. Closing. Subject to the terms and conditions contained in this Agreement, the closing of the transactions contemplated hereby (the "Closing") will occur at the offices of O'Melveny & Myers LLP, 30 Rockefeller Plaza, New York, New York 10112, on the second business day after the conditions set forth in Section 10 (other than those conditions that by their nature are to be fulfilled only at Closing, but subject to the fulfillment of all such conditions at the time of Closing) have been satisfied, or at such other place or on such other date as the parties hereto may mutually agree (the "Closing Date"). Closing shall be effective as of 11:59 p.m. central time on the business day immediately preceding the Closing Date (the "Effective Time").

          4.1 Buyer's Obligations at Closing. At the Closing, Buyer shall:

          4.1.1 Closing Cash Payment. Deliver or cause to be delivered to Seller the Closing Cash Payment in accordance with Section 3 hereof.

          4.1.2 Shares. Deliver to Seller the stock certificate representing the Shares.

          4.1.3 Certificates. Deliver to Seller the certificates contemplated in
               Section 10.3.

          4.1.4 Buyer Transition Services Agreement. Execute and deliver to Seller a transition services agreement in substantially the form attached hereto as

               Exhibit 4.1.4, together with such changes as may be agreed by the parties (the "Buyer Transition Services Agreement").

          4.1.5 Legal Opinion. Cause to be delivered to Seller the legal opinion of O'Melveny & Myers LLP in a form mutually agreeable.

          4.1.6 Seller Transition Services Agreement. Execute and deliver to Seller a transition services agreement in substantially the form attached hereto as Exhibit 4.1.6, together with such changes as may be agreed by the parties (the "Seller Transition Services Agreement").

          4.1.7 Equipment Lease Credit Support. Deliver to Seller an irrevocable standby letter of credit from a financial institution reasonably acceptable to Seller in a form reasonably acceptable to Seller and containing the substantive provisions set forth on Exhibit
               4.1.7 hereto.

          4.1.8 Apollo Agreement. Cause Apollo Management V, L.P. to execute and deliver to Seller the letter agreement in the form attached hereto as Exhibit 4.1.8 (the "Apollo Letter").

          4.1.9 Preferred Agreement. Execute and deliver to Seller the letter agreement in the form attached hereto as Exhibit 4.1.9 (the "Preferred Letter").

          4.1.10 Other Documents. Deliver to Seller copies of all fully executed documents required to be obtained at Closing in satisfaction of the closing condition set forth in Section 10.3(b) of this Agreement (that are not otherwise provided to be delivered to Seller pursuant to this Section 4.1) and such other customary documents, instruments or certificates as may be reasonably requested by Seller and as shall be consistent with the terms of this Agreement, in form and substance reasonably acceptable to Seller.

          4.2 Seller's Obligations at Closing. At the Closing, Seller shall:

          4.2.1 Stock Certificates. Deliver or cause to be delivered to Buyer stock certificates representing all of the Stock, copies of stock registers or other documents reasonably acceptable to Buyer evidencing ownership of the Stock in accordance with applicable Law, which certificates or other documents, if applicable, shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to Buyer under applicable Law.

          4.2.2 Legal Opinion. Cause to be delivered to Buyer the legal opinion of McGrath North Mullin & Kratz, PC LLO in a form mutually agreeable.

          4.2.3 Certificates. Deliver to Buyer the certificates contemplated in
               Section 10.2.

          4.2.4 Resignations. Deliver to Buyer, to the extent requested by Buyer, written resignations of the officers and directors of the Acquired Companies, pursuant to which such individuals will relinquish their respective titles. Such resignations will not affect ongoing employment with the Acquired Companies.

          4.2.5 Indemnification Agreement. Execute and deliver to Buyer, and cause the Acquired Companies to execute and deliver to Seller (with a copy to Buyer), the agreement, in substantially the form attached hereto as Exhibit 4.2.5, together with such changes as may be agreed by the parties, pursuant to which the Acquired Companies agree to be bound, jointly and severally, by each of the indemnification obligations of Buyer set forth in this Agreement and the Acquired Companies agree to be bound by the covenants set forth in Sections 9.2.1, 9.2.3, 9.2.4 and 9.2.5 (the "Indemnification Agreement").

          4.2.6 Buyer Transition Services Agreement. Execute and deliver to the Company, and cause the Acquired Companies to execute and deliver to Seller (with a copy to Buyer), the Buyer Transition Services Agreement.

          4.2.7 Fertilizer Supply Agreement. Execute and deliver to the Company, and cause the Company and UAP Canada to execute and deliver to Seller (with a copy to Buyer), a fertilizer supply agreement in substantially the form attached hereto as Exhibit 4.2.7, together with such changes as may be agreed by the parties (the "Fertilizer Supply Agreement").

          4.2.8 Seller Transition Services Agreement. Execute and deliver to the Company, and cause the Acquired Companies to execute and deliver to Seller (with a copy to Buyer), the Seller Transition Services Agreement.

          4.2.9 International Supply Agreement. Execute and deliver to the Company and cause the Company to execute and deliver to Seller (with a copy to Buyer), an international supply agreement in substantially the form attached hereto as Exhibit 4.2.9, together with such changes as may be agreed by the parties (the "International Supply Agreement").

          4.2.10 Buyer Release. Cause each of the Acquired Companies to execute and deliver to Seller, with a copy to Buyer, a release in substantially the form attached hereto as Exhibit 4.2.10, together with such changes as may be agreed by the parties (the "Buyer Release").

          4.2.11 Seller Release. Execute and deliver, and cause its Subsidiaries that have had any business dealings with the Acquired Companies to execute and deliver, to Buyer a release substantially in the form attached hereto as Exhibit 4.2.11, together with such changes as may be agreed by the parties (the "Seller Release").

          4.2.12 Other Documents. Deliver to Buyer copies of all fully executed documents required to be obtained at Closing in satisfaction of the closing condition set forth in Section 10.2(b) of this Agreement (that are not otherwise provided to be delivered to Buyer pursuant to this Section 4.2) and such other customary documents, instruments or certificates as may be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement, in form and substance reasonably acceptable to Buyer.

          4.2.13 Apollo Agreement. Execute and deliver to Apollo Management V, L.P. the Apollo Letter.

          4.2.14 Canadian Certificate. Deliver to Buyer a certificate issued pursuant to section 116 of the Income Tax Act (Canada) in respect of the sale of the Access Stock to Buyer, provided that:

               (a) if a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of such Act in respect of the disposition of the Access Stock to Buyer, specifying a certificate limit in an amount which is not less than the portion of the Purchase Price allocable to the Access Stock, is not delivered to Buyer at or before the Closing, Buyer shall be entitled to withhold from the portion of the Purchase Price payable to ConAgra Foods Refrigerated Foods Co., Inc. at the Closing the amount that it may be required to remit pursuant to subsection 116(5) of such Act in connection with such purchase,

               (b) if, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the Canada Customs and Revenue Agency confirms in writing that Buyer may continue to hold the amount withheld pursuant to Section
                    (a) hereof), Seller delivers to Buyer:

                    (i) a certificate issued by the Minister of National Revenue under Section 116(2) of such Act in respect of the disposition of the Access Stock to Buyer, Buyer shall promptly pay to Seller the lesser of (i) the amount withheld pursuant to Section (a) hereof and (ii) the amount withheld pursuant to Section (a) hereof less the amount, if any, by which the portion of the Purchase Price allocable to the Access Stock exceeds the amount specified in such certificate as the certificate limit, multiplied by the percentage specified in subsection 116(5) of such Act, together with any interest earned on the amount so withheld to the date of such payment (less any applicable withholding Tax), or

                    (ii) a certificate issued by the Minister of National
                         Revenue under Section 116(4) of such Act in respect of the disposition of the Access Stock to Buyer, Buyer shall promptly pay the amount withheld pursuant to Section (a) hereof to Seller, together with any interest earned thereon (less any applicable withholding Tax), and

               (c) if Buyer has withheld an amount pursuant to Section (a) hereof and Seller does not deliver to the Buyer, prior to the 28th day after the end of the month in which the Closing occurs (or such later time if the Canada Customs and Revenue Agency confirms in writing that Buyer may continue to hold the amount withheld pursuant to Section (a) hereof),:

                    (i) a certificate issued by the Minister of National Revenue under Section 116(2) of such Act in respect of the disposition of the Access Stock to Buyer specifying a certificate limit equal or greater than the portion of the Purchase Price allocable to the Access Stock, or

                    (ii) a certificate issued by the Minister of National
                         Revenue under Section 116(4) of such Act in respect of the disposition of the Access Stock to Buyer,

          Buyer shall remit to the Receiver General of Canada the amount required to be remitted pursuant to subsection 116(5) of such Act (and the amount so remitted shall be credited to the Buyer as a payment to ConAgra Foods Refrigerated Foods Co., Inc. on account of the Purchase Price) and Buyer shall pay to ConAgra Foods Refrigerated Foods Co., Inc. any remaining portion of the amount withheld pursuant to Section
          (a) hereof, together with interest earned on the amount withheld pursuant to Section (a) hereof, prior to such remittance (less any applicable withholding Tax).

          4.2.15 Preferred Agreement. Execute and deliver to Buyer the Preferred Letter.

     5. Post-Closing Settlement.

          5.1 Closing Balance Sheet.

               (a) As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) days after Closing, Seller shall prepare a combined, consolidated balance sheet of the Acquired Companies as of the Effective Time in accordance with the Applicable Accounting Principles (the "Preliminary Closing Balance Sheet"). Within such sixty
                    (60) day period Seller shall submit the Preliminary Closing Balance Sheet to Buyer, together with a preliminary calculation of Net Book Value.

               (b) Promptly following execution of this Agreement, Seller and Buyer shall jointly engage Deloitte to (i) audit the Preliminary Closing Balance Sheet in accordance with the Applicable Accounting Principles (the "Audit"), and (ii) upon completion of the Audit, deliver to Seller and Buyer its draft preliminary audit report in the form attached hereto as Exhibit 5.1(b) (the "Report") together with the accompanying draft audited balance sheet of the Acquired Companies (the "Preliminary Audited Closing Balance Sheet"), and a calculation of Net Book Value. The parties hereto shall use commercially reasonable efforts to cause Deloitte to complete the Audit, the Report and the Preliminary Audited Closing Balance Sheet within 45 days after Deloitte's receipt of the Preliminary Closing Balance Sheet. Buyer and Seller acknowledge and agree that Deloitte shall not issue its final audit report until all objections to the calculations set forth therein have been resolved in accordance with Section 5.1(d) and such resolution is incorporated into the Preliminary Audited Closing Balance Sheet and

                    Deloitte's calculation of Net Book Value. Buyer and Seller shall share equally all of the fees and expenses of Deloitte (the "Audit Fees") in connection with the Audit and the Report.

               (c) After the Closing, Buyer shall provide, and shall cause the Acquired Companies to provide, to Seller and Deloitte, and Seller shall provide to Buyer and Deloitte, such assistance and access during normal business hours to employees, books, records, work papers, information and other supporting documentation as is reasonably necessary to timely prepare the Preliminary Closing Balance Sheet, calculate Net Book Value, conduct the Audit and prepare, issue and deliver the Report and the Preliminary Audited Closing Balance Sheet. Buyer and Seller shall have the right to be present to observe the taking of any physical inventory in connection with Deloitte's preparation of the Preliminary Audited Closing Balance Sheet and may review and examine the policies, procedures, methodologies, books, records and work papers used in their preparation. To assist in the preparation of the closing balance sheets, Seller shall have the right to maintain, without charge, a designated employee or other representative at the Company's Greeley, Colorado headquarters, and Buyer shall provide reasonable office space and assistance to such designee, until delivery of the Final Closing Balance Sheet. Seller, Buyer and the Acquired Companies shall preserve, and shall direct Deloitte to preserve, all information, books, records, work papers and supporting documents and other materials used in such preparation in accordance with Section 9.5 hereof.

               (d) Unless, at any time on or prior to the thirtieth (30th) calendar day after delivery of the Preliminary Audited Closing Balance Sheet and calculation of Net Book Value, either (i) Seller notifies Buyer in writing that Seller objects to items or calculations contained in the Preliminary Audited Closing Balance Sheet and/or the calculation of Net Book Value, or (ii) Buyer notifies Seller in writing that Buyer objects to items or calculations contained in the Preliminary Audited Closing Balance Sheet and/or the calculation of Net Book Value, in each case, specifying in detail each objection and the basis for each objection, the Preliminary Audited Closing Balance Sheet shall be issued in final form by Deloitte and such Preliminary Audited Closing Balance Sheet and calculation of Net Book Value shall be final and binding upon the parties absent fraud or manifest error. Neither Seller nor Buyer shall have the right to dispute the principles, procedures and methodologies used in the preparation of the Preliminary Audited Closing Balance Sheet or the calculation of Net Book Value so long as the principles, procedures and methodologies used are the Applicable Accounting Principles. If Buyer and Seller are unable to mutually resolve the disputed items within thirty (30) calendar days after any such notification has been given (or within such extended time period as is mutually agreed to in writing by the parties), the unresolved disputed items shall be referred for a final determination to a mutually acceptable independent accountant of national standing. Such determination shall be final and binding upon the parties, absent fraud or manifest error. Such accountant shall be jointly retained by Buyer and Seller on a mutually acceptable basis and Buyer and Seller shall share equally the fees and expenses of such accountant. Promptly following the date that Seller and Buyer reach agreement upon the disputed items pursuant to this Section 5.1(d), or, if applicable, the date of the final determination of such accountant of the disputed items pursuant to this Section 5.1(d), the parties shall direct Deloitte to incorporate such resolution into the Preliminary Audited Closing Balance Sheet and shall direct Deloitte to issue its final audit report and final revised calculation of Net Book Value. The Preliminary Audited Closing Balance Sheet, as may be adjusted pursuant to the terms hereof (the "Final Closing Balance Sheet"), and Deloitte's final revised calculation of Net Book Value, as appropriately modified to reflect any changes (the "Final Net Book Value Calculation"), shall be final, binding and conclusive for all purposes hereunder, absent fraud or manifest error.

               (e) Consistent Use of Applicable Accounting Principles. For the avoidance of doubt, the Seller and Buyer acknowledge and agree that the Estimated Closing Balance Sheet, the Preliminary Audited Closing Balance Sheet, the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet shall all be prepared in accordance with the policies, procedures and methodologies set forth in the Applicable Accounting Principles.

          5.2 Settlement of Purchase Price. On the second business day following the earlier to occur of (i) the expiration of thirty (30) calendar days following delivery of the Preliminary Audited Closing Balance Sheet to Buyer and Seller if neither Seller nor Buyer has objected to the Preliminary Audited Closing Balance Sheet, or (ii) if either

     Seller or Buyer shall have objected to the Preliminary Audited Closing Balance Sheet, final determination of the disputed items pursuant to
     Section 5.1(d) (such date referred to herein as the "Settlement Date"), then (a) Buyer will pay to Seller in cash an amount equal to the excess, if any, of the Final Net Book Value over the sum of (i) the Preferred Consideration, (ii) the Closing Cash Payment, and (iii) the Interim Period Rebate Payment, or (b) Seller will pay to Buyer an amount equal to the excess, if any, of the sum of (i) the Preferred Consideration, (ii) the Closing Cash Payment, and (iii) the Interim Period Rebate Payment over the Final Net Book Value, in either case together with interest at the rate of six percent (6%) per annum on such amount from the Closing Date to the date of payment. As used herein, "Final Net Book Value" shall mean the Net Book Value as reflected in the Final Net Book Value Calculation. The procedures set forth in this Section 5 shall be the sole remedy for any disputes with respect to matters set forth in the Preliminary Audited Closing Balance Sheet (and the calculation of Net Book Value related thereto).

     6. Employee Matters.

          6.1 General.

               (a) Continued Employment. As of the Effective Time, Buyer will cause the Acquired Companies to provide continuation of employment, with comparable base salary, to each individual employed by any of the Acquired Companies (or otherwise in connection with the Business, including any individuals employed by any Subsidiary of Seller (other than the Acquired Companies)) including those individuals primarily employed by the Canadian Business on the Closing Date (including employees absent from work due to short-term disability, sick leave, military leave or other permitted absences) other than those employees employed primarily in connection with the Retained Businesses (the "Company Employees"). Notwithstanding anything herein to the contrary, Buyer shall cause the Acquired Companies to (i) honor and be responsible for all vacation benefits that the Company Employees are entitled to as of the Closing, and (ii) pay to the Company Employees, on or before April 30, 2004, all bonuses and incentive payments, other than the Retention Bonuses (the payment of which is addressed in Section 6.1(b) below), to the extent such bonuses and incentive payments are accrued on the Final Closing Balance Sheet. Subject to the terms of the Buyer Transition Services Agreement, and other than as relates to the Canadian Employee Plans, as of the Effective Time the Company Employees employed in Canada shall cease to actively participate in any Employee Plan sponsored or offered by Seller, any Acquired Company or any of their Affiliates and will accrue no further rights or benefits with respect to periods after the Effective Time under any such Employee Plan.

               (b) Retention Bonuses. The Company shall be responsible for and pay the Retention Bonuses, provided that the Company's maximum aggregate Liability for Retention Bonuses shall be $7,500,000. Seller shall be responsible for and pay any Retention Bonuses to the extent exceeding $7,500,000. The Company shall be responsible for and pay the Salary Protection Obligations. Upon the written request of Buyer given to Seller at least five (5) business days prior to the Closing, and subject to receipt of unconditional (other than a condition that Closing occur) consents and releases from the persons entitled to receive the Retention Bonuses and/or Salary Protection Obligations, Seller shall terminate, effective as of the Effective Time, the Retention Bonuses and Salary Protection Obligations so long as Seller and its Affiliates have no Liability (except for any Retention Bonuses to the extent exceeding $7,500,000), and incur no additional costs, with respect to the Retention Bonuses and Salary Protection Obligations or the termination thereof, including without limitation any costs to procure such consents or effect such termination. Buyer and the Acquired Companies shall indemnify and hold Seller and its Affiliates harmless from and against any Liability relating to or arising from the Retention Bonuses or Salary Protection Obligations regardless of whether all or any portion of such Retention Bonuses or Salary Protection Obligations are terminated, provided that the maximum amount of Retention Bonuses for which Buyer and the Acquired Companies will be responsible shall be $7,500,000.

               (c) COBRA. Buyer and the Acquired Companies (other than Access and UAP Canada) shall be responsible for providing the group health plan continuation coverage pursuant to Section 4980B of the Code and Sections 601-609 of ERISA ("COBRA Coverage") for the Company Employees and their eligible dependents and for former employees of the Company and their dependents who are eligible for COBRA Coverage. Buyer shall indemnify and hold Seller and Seller's Affiliates harmless from and against any Liability Seller or Seller's Affiliates incur at any time after Closing under the provisions of Section 4980B of the Code or Sections

                    601-609 of ERISA with respect to any Company Employee, or a dependent or spouse of any such employee, who had or has a "qualifying event" (within the meaning of Section 4980(B)(f)(3) of the Code) before, on or after Closing.

               (d) Long-term Disability. On and after the Closing, Seller shall provide applicable benefits to any individual who immediately before his active employment ceased was employed by the Acquired Companies and who as of the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of Seller or one of its Affiliates (the "Seller LTD Plan"), (ii) has been approved for receipt of long-term disability benefits under the Seller LTD Plan, or (iii) is receiving a disability pension under a Seller Pension Plan (collectively, an "LTD Recipient"). An LTD Recipient shall be treated as a Company Employee only if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with the Acquired Companies.

               (e) Vesting. Seller will cause the accrued benefit or account balance of each Company Employee under the Seller 401(k) Plans to become fully vested and nonforfeitable as of the Closing Date. Seller will cause the Seller Pension Plans and any supplemental retirement plans maintained by Seller or its Affiliates to be amended so that Company Employees receive credit for service with the Acquired Companies and their Affiliates after the Closing (as though it were service with Seller and its Affiliates) for vesting purposes only under any such Seller Pension Plan. Buyer shall reimburse Seller for all incremental out-of-pocket administrative costs and expenses paid or incurred by Seller in connection with Seller's obligations described in the preceding sentence.

          6.2 Seller Pension Plans. As of the Closing Date, the Company Employees shall cease to actively participate in any pension plan offered by Seller, any Acquired Company (other than the Canadian Employee Plans) or any of their Affiliates, including but not limited to (a) the ConAgra Pension Plan for Salaried Employees and (b) the ConAgra Pension Plan for Hourly Rate Production Employees (the "Seller Pension Plans") and will receive no further benefit accruals under such pension plans. At or prior to the Effective Time, UAP Canada shall become the plan sponsor of the UAP Plan and shall assume the obligations of the plan sponsor thereunder.

          6.3 401(k) Plans. As of the Closing Date, the Company Employees shall cease to actively participate in the ConAgra Retirement Income Savings Plan and the ConAgra Retirement Income Savings Plan for Hourly Rate Production Employees (the "Seller 401(k) Plans") and no contributions shall be made to the Seller 401(k) Plans for the benefit of the Company Employees with respect to periods after the Closing Date. As of the Closing Date, the interests of the Company Employees in the Seller 401(k) Plans shall be one hundred percent (100%) vested and shall be fully nonforfeitable. Except as expressly set forth herein, no assets of any Employee Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. As soon as practical following the Closing, Buyer shall cause the Acquired Companies (other than Access or UAP Canada) to establish a plan designed to be qualified under Code Section 401(k) ("Buyer 401(k) Plan"). As soon as practical following receipt by Buyer and Seller of favorable determination letters or Buyer's certification to Seller, and Seller's certification to Buyer, in a manner reasonably acceptable to both Seller and Buyer, that Buyer's

     401(k) Plan and Seller's 401(k) Plans are qualified under the applicable provisions of the Code, Seller shall cause the trustee of Seller's 401(k) Plans to transfer, solely in the form of cash or notes representing outstanding participant loans, assets representing the full account balances of the Company Employees, and upon such transfer, Buyer and Buyer's 401(k) Plan shall be responsible for proper administration of such account balances and the related liability to the Company Employees. Buyer shall use reasonable commercial efforts to qualify Buyer's 401(k) Plan under the applicable provisions of the Code and obtain a favorable determination letter.

          6.4 Welfare Plans. The parties acknowledge that the Company Employees participate in welfare benefit plans and programs of Seller or its Subsidiaries, including medical and workers' compensation plans and programs. As of the Closing Date, subject to the terms of the Buyer Transition Services Agreement, the Company Employees shall cease to participate in such welfare plans and programs. From and after the Closing, Buyer shall cause the Acquired Companies to be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against, all Liabilities, whether incurred before, on or after the Closing Date, with respect to all such welfare benefit plans and programs attributable to Company Employees, including, but not limited to, medical benefits and workers' compensation benefits, except as otherwise provided in Section 6.1(d) hereof for disability benefits. The Final Closing Balance Sheet shall reflect proper accruals in accordance with GAAP for such employee benefits. From and after the Closing, Buyer shall cause the Acquired Companies to be responsible, and shall indemnify and hold Seller and its Affiliates harmless from and against, any Liability under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109) or any similar foreign, federal, state or local laws or ordinances. Seller agrees not to terminate, amend or alter prior to, on or following Closing any Third-Party Policy for an Employee Plan to the extent such insurance would provide benefits to Company Employees with respect to pre-Closing occurrences; provided, however, that Seller may make changes to such Third-Party Policies to the extent that the resulting benefits provided to Company Employees are not worse than those provided to other comparable employees of Seller and its Affiliates.

          6.5 Buyer Plans. Buyer shall cause periods of service with Seller, Seller's Affiliates, and the Acquired Companies to count for purposes of eligibility and vesting under any benefit plans provided to the Company Employees after Closing (other than with respect to any option plan or long-term incentive plan). Buyer shall cause the Acquired Companies to waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements provided to any Company Employees after the Closing Date to the extent that such requirements were satisfied under corresponding plans of Seller prior to the Closing. After Closing, Buyer shall cause the Acquired Companies to apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Company Employee prior to Closing under welfare benefit plans during the then-current plan year.

          6.6 Flexible Spending Accounts. Seller maintains a plan qualified under I.R.C. Section 125 ("Seller's 125 Plan") that includes flexible spending accounts for medical care reimbursements and dependent care reimbursements ("Reimbursement Accounts"). As soon as reasonably practicable following the Closing Date, cash equal to the aggregate value of the Reimbursement Accounts of the Company Employees shall be transferred from Seller to a plan that Buyer causes to be established by the Company that is intended to qualify under I.R.C. Section 125 ("Buyer's 125 Plan"). Upon receipt of such amount, Buyer's 125 Plan shall assume all obligations and liabilities with respect to the Reimbursement Accounts for the Company Employees. Buyer shall cause the Company to recognize the elections of the Company Employees under Seller's 125 Plan for purposes of Buyer's 125 Plan for the calendar year in which the Closing occurs.

          6.7 Retained Employees. All individuals employed primarily by the Retained Businesses shall be transferred out of the Acquired Companies prior to Closing.

          6.8 Cooperation. The parties shall cooperate with each other and exchange any information, filings or notices as appropriate to implement the provisions of this Section 6. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of ERISA) as needed to cease the benefit accruals. Seller agrees that should Buyer need to communicate with the representatives of any Company Employees who are covered by a collective bargaining agreement during the period from the signing of this Agreement until the Closing Date, Buyer will advise Seller of the details of such communication and how it may affect compliance with the terms of such agreement. Seller shall cooperate with Buyer, as requested, to organize, facilitate and participate in, and Buyer shall allow Seller to organize, facilitate and participate in, any such communications, including attending meetings as requested and reasonably required.

          6.9 Indemnity. Buyer shall indemnify and hold Seller and Seller's Affiliates harmless from and against any Liability resulting directly or indirectly from any breach or nonfulfillment of any agreement or covenant on the part of Buyer or the Acquired Companies under this Section 6. Seller shall indemnify and hold Buyer and Buyer's

     Affiliates harmless from and against any Liability resulting directly or indirectly from any breach or nonfulfillment of any agreement or covenant on the part of Seller under this Section 6.

          6.10 No Third Party Beneficiaries. Nothing in this Agreement shall create or establish, or be deemed to create or establish, any Company Employee as a third party beneficiary of this Agreement or provide any guarantee of employment from and after the Closing.

     7. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as set forth below. Such representations and warranties are made subject to those matters set forth in the Seller Disclosure Schedule dated as of the date hereof and delivered as a separate document (the "Seller Disclosure Schedule") in the manner provided for the introductory paragraph of the Seller Disclosure Schedule.

          7.1 Organization, Good Standing and Corporate Power. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own, operate and lease its properties and to carry on its business as now being conducted. The Company is qualified to conduct its Business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized has not had a Company Material Adverse Effect.

          7.2 Certificate and By-Laws. Seller has previously made available to Buyer true, complete and correct copies of the Fundamental Documents of the Company as in effect as of the date of this Agreement. Such Certificate of Incorporation and by-laws have not been further amended and are in full force and effect. The Seller Disclosure

     Schedule contains a complete and accurate list of all officers and directors of the Company, UAP Canada, Access, each Company Subsidiary and Timberland.

          7.3 Corporate Authorization; Binding Effect. Each of Seller and the Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each of Seller and the Company have been duly and validly authorized by all necessary corporate action on the part of Seller and the Company, respectively. This Agreement and the Ancillary Agreements constitute the valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

          7.4 Effect of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by each of Seller and the Company and the consummation by Seller and the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, assuming compliance with the matters referred to in Section 7.5, (a) violate any Law to which Seller or any Acquired Company is subject or to which any of their respective assets or properties are bound; (b) violate any judgment, order, writ or decree of any court applicable to Seller or any Acquired Company; (c) conflict with or result in the violation of any provision of Seller's or any Acquired Company's Fundamental Documents; or (d) result in any material violation of, or material breach or material default under (with or without notice or lapse of time), or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any Company Material Contract, or result in the creation of any Encumbrance upon the Stock or any of the properties or assets of any of the Acquired Companies.

          7.5 Government Authorization; Third-Party Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of or any consent, approval, order or authorization of, registration, declaration or filing with, (i) any Governmental Authority, or (ii) any other third party in respect of any Company Material Contract or, to Seller's knowledge, otherwise, other than
     (a) the filing of a pre-merger notification report under the HSR Act; (b) compliance with any applicable non-United States Laws intended to prohibit, restrict or regulate (x) foreign investment, including the Investment Canada Act, or (y) mergers and acquisitions or actions having the purpose or effect of monopolization or restraint of trade, including, without limitation, the Competition Act (Canada); and (c) filings under the Environmental Permits or immaterial Company Permits as may be necessary to reflect the change of control of the Company, UAP Canada or Access contemplated hereby.

          7.6 No Options, Warrants, Rights. The Company does not have outstanding any Equity Securities other than the Company Stock. UAP Canada does not have outstanding any Equity Securities other than the Canada Stock. Access does not have outstanding any Equity Securities other than the Access Stock. Timberland does not have outstanding any Equity Securities other than the membership interests owned by the Company and Timberland Enterprises, Inc. None of the Company Subsidiaries has outstanding any Equity Securities other than those held by the Company or another wholly-owned Subsidiary of the Company. Neither the Company, UAP Canada, Access nor any Company Subsidiary has any outstanding commitments to issue or sell any Equity Securities, and no securities or obligations evidencing any such right are outstanding. To Seller's knowledge, Timberland has no outstanding commitments to issue or sell any Equity Securities. There are no outstanding obligations, written or otherwise, of Seller, the Company, UAP Canada, Access, any of the Company Subsidiaries or, to Seller's knowledge, Timberland to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights in respect of any Equity Securities of the Company, UAP Canada, Access or any Company Subsidiary. No Acquired Company owns any Equity Securities of any Person other than its respective Subsidiaries. Neither Seller, the Company, Access nor UAP Canada is a party to any agreements, arrangements or understandings with respect to the voting, transfer or assignment of any Equity Security.

          7.7 Capital Stock; Title to Shares.

          7.7.1 The authorized capital stock of the Company consists of One Thousand (1,000) shares of common stock, $1.00 par value, of which One Thousand (1,000) shares are issued and outstanding. All of the Company Stock is duly authorized, validly issued, fully paid and nonassessable. No current or former stockholder or any other Person is contending or has a valid basis for contesting the ownership of the Company Stock or any distributions or contributions relating thereto. Seller is the lawful and equitable owner of all of such shares of common stock of the Company, free and clear of all Encumbrances.

          7.7.2 UAP Canada is authorized to issue an unlimited number of common shares, of which one (1) share is issued and outstanding. ConAgra Limited is the lawful and equitable owner of the share of issued and outstanding common stock of UAP Canada, free and clear of all Encumbrances.

          7.7.3 Access is authorized to issue an unlimited number of common shares of which one (1) share is issued and outstanding. ConAgra Foods Refrigerated Foods Co., Inc. is the lawful and equitable owner of the share of issued and outstanding common stock of Access, free and clear of all Encumbrances.

          7.8 Subsidiaries.

          7.8.1 All Company Subsidiaries and their respective jurisdictions of incorporation are identified on the Seller Disclosure Schedule. Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power to own, operate and lease its properties and to carry on its business as now being conducted. Each Company Subsidiary is qualified to conduct its business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a Company Material Adverse Effect.

          7.8.2 All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary (the "Subsidiary Securities"), is owned by the Company, directly or indirectly, free and clear of all Encumbrances, and all of the outstanding shares of capital stock or other equity interests of each Company Subsidiary are validly issued, fully paid and nonassessable. No current or former stockholder or any other Person is contending or has a valid basis for contesting the ownership of any Equity Security of any Company Subsidiary or any distributions or contributions relating thereto.

          7.8.3 Seller has previously made available to Buyer true, complete and correct copies of the Fundamental Documents of each Company Subsidiary as in effect as of the date of this Agreement. Such Fundamental Documents have not been further amended and are in full force and effect.

          7.9 Financial Statements; No Undisclosed Liabilities.

          7.9.1 Seller has heretofore delivered to Buyer (i) audited pro forma combined consolidated balance sheets of the Business as of February 24, 2002, and February 23, 2003, and the related audited combined consolidated statements of earnings and cash flows for the years ended February 25, 2001, February 24, 2002, and February 23, 2003 (the "Year-end Statements"), and (ii) an unaudited pro forma combined consolidated balance sheet of the Business as of September 21, 2003, and the related unaudited combined consolidated statement of earnings for the seven (7) month period then ended (the "Interim Financials"). The Year-end Statements and the Interim Financials (together, the "Financial Statements") present fairly, in all material respects, the financial position and results of operation and cash flows of the Business as of the dates and for the periods then ended, and have been prepared in accordance with GAAP consistently applied in accordance with past practices throughout the periods covered thereby, except (y) as described in the Seller Disclosure Schedule, and (z) in the case of the Interim Financials, for normal year-end adjustments (none of which, other than with respect to rebates, are material) and the omission of footnote disclosures required by GAAP. Seller has heretofore delivered to Buyer a pro forma calculation of Net Book Value assuming the Closing Date was the date of the Interim Financials based upon the Interim Financials (the "Pro Forma Net Book Value"). The Pro Forma Net Book Value was calculated in good faith using the amounts reflected on the balance sheet included in the Interim Financials.

          7.9.2 As of the date hereof, to Seller's knowledge, none of the Acquired Companies have any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied except those (i) set forth or provided for in the balance sheet included in the Interim Financials, (ii) incurred since September 21, 2003, in the ordinary course of business or in accordance with or pursuant to this Agreement, or
               (iii) recorded as part of normal year end adjustments (none of which, other than with respect to rebates, are material). Notwithstanding the foregoing, no representation and warranty is made pursuant to this Section 7.9.2 with respect to any matter that is specifically addressed by another representation or warranty contained in this Section 7 or any certificate or instrument delivered pursuant to this Agreement.

          7.9.3 Section 7.9.3 of the Seller Disclosure Schedule lists, as of September 21, 2003, the location of all Company owned assets held by a third party on a consignment or similar arrangement other than locations where less than $25,000 of assets are held.

          7.10 Conduct of Business Since September 21, 2003. Since September 21, 2003 and except for the transactions contemplated herein:

          7.10.1 As of the date hereof, there has not been a Company Material Adverse Effect.

          7.10.2 As of the date hereof, no event has occurred that would have been prohibited by Section 9.1.1 if the terms of said Section had been in effect as of and after September 21, 2003.

          7.10.3 Except for indebtedness owed by an Acquired Company to Seller or a subsidiary thereof, none of the Acquired Companies has incurred, assumed or otherwise become responsible or liable for any indebtedness (including capital lease obligations) for borrowed funds or purchase money indebtedness, or assumed, guaranteed, endorsed or otherwise become liable or responsible (either directly, contingently or otherwise), for the obligations of any other Person, except in respect of such assumption, guarantees or endorsements for such amounts that are immaterial and incurred in the ordinary course of Business.

          7.11 Taxes and Tax Returns.

               (a) With respect to the Acquired Companies (i) all Tax Returns required to be filed by them have been timely and properly filed, (ii) all Taxes due and payable as of the date of the balance sheet included in the Interim Financials have been paid or accrued on the Interim Financials in accordance with GAAP consistently applied in accordance with past practices (other than Income Taxes), (iii) all Taxes for which a notice of assessment or collection has been received as of the date of the balance sheet included in the Interim Financials (other than amounts being contested in good faith by appropriate proceedings and for which the liability therefor has been accrued on the Interim Financials in accordance with GAAP consistently applied in accordance with past practices (other than Income Taxes), have been paid, and (iv) the Liability for Non-Income Taxes for periods ending on or before the Closing Date and for the portion of the Straddle Period through the Effective Time will be accrued on the Final Closing Balance Sheet in accordance with the Applicable Accounting Principles. No Governmental Authority has asserted any claim for Taxes, or to Seller's knowledge, has threatened to assert any claim for Taxes. Any open years for Income Tax Returns of the Acquired Companies are as set forth in the Seller Disclosure Schedule. All Taxes required by Law to be withheld or collected and remitted (including without limitation, Income Tax, Canada Pension Plan contributions, Unemployment Insurance and Workmans' Compensation premiums and their respective Canadian equivalents) by the Acquired Companies have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment). As of the date of the balance sheet included in the Interim Financials, there are no liens for Taxes upon the assets of the Acquired Companies (other than liens for Taxes that are not yet due or that have been contested in good faith by appropriate proceedings and for which an appropriate reserve has been accrued on the Interim Financials in accordance with GAAP consistently applied in accordance with past practices).

               (b) The Seller has previously delivered to the Buyer materially true, correct and complete copies of (i) all Tax Returns filed by or on behalf of any of the Acquired Companies for all completed Tax years that remain open for audit or review by the relevant Taxing authority and (ii) all material and presently effective ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and any similar documents or communication sent or received by, or relating to, any of the Acquired Companies.

               (c) None of the Acquired Companies has been notified that either the Internal Revenue Service, the Canadian Customs and Revenue Agency or any other Governmental Authority has raised any adjustments or intends to raise such adjustments, in connection with any Tax Return of the Acquired Companies; there are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to any Acquired Company;

               (d) No Acquired Company (i) is or has made an election to be treated as, a "consenting corporation" under Section 341(f) of the Code and (ii) is not, and has not been, a "personal holding company" within the meaning of Section 542 of the Code or a United States real property holding corporation within the meaning of Code (S) 897;

               (e) The Company and the Company's Subsidiaries are each a member of the consolidated tax group of which Seller is the parent for Federal Income

                    Tax purposes, and have filed Income Tax returns as a member of such tax group for all periods since 1990 or since each such Company or Company Subsidiary was formed or acquired by the Company or Seller.

               (f) A change in control of the Acquired Companies constituting a change in the ownership of a substantial portion of the assets of Seller's affiliated group (within the meaning of Treas. Reg. (S) 1.280G-1, Q&A-29(a)) shall not occur as a result of Buyer's acquisition of the Company pursuant to this Agreement.

               (g) Neither the Company nor the Company Subsidiaries has engaged in a "listed transaction" as described in Treasury Regulation section 1.6011-4(b)(2);

               (h) As a consequence of the transactions contemplated by this Agreement, Buyer is not obligated to withhold any United States Federal, state or local Income Taxes (or withholdings in lieu of Income Taxes) or any Canadian Federal, provincial or local Income Taxes (or withholdings in lieu of Income Taxes) from any payments it makes to Seller except as contemplated by Section 4.2.14.

               (i) None of the Acquired Companies is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement, excluding leases entered into in the ordinary course of business and sales contracts, either individually or in the aggregate, that do not have a material adverse effect.

               (j) Each of UAP Canada and Access is a registrant for the purposes of the Excise Tax Act (Canada) having registration number 875431603RT0001 and 886399849RC0001, respectively, and is not a financial institution within the meaning of the Excise Tax Act (Canada). The Company is not a registrant for the purposes of the Excise Tax Act (Canada).

               (k) ConAgra Limited is a resident of Canada within the meaning of the Income Tax Act (Canada). ConAgra Foods Refrigerated Foods Co., Inc. is a non-resident of Canada within the meaning of the Income Tax Act (Canada). The Company Stock does not constitute "taxable Canadian property" as defined in the Income Tax Act (Canada).

               (l)  Notwithstanding anything to the contrary contained in this
                    Section 7.11, a representation and warranty set forth in this Section 7.11 shall not be considered to be breached unless as a consequence of such representation and warranty being untrue, the Buyer or an Acquired Company suffers a loss from such breach exceeding $50,000 exclusive of interest, penalties, fees and costs accruing after the Closing Date.

          7.12 Intellectual Property.

          7.12.1 True and complete copies of (i) the registration for each item of Intellectual Property owned by any Acquired Company and material to the operation of the Business, or owned by Seller or Seller's Affiliates (other than the Acquired Companies) and used primarily in the Business and material to the operation of the Business, which is registered in the United States or Canada,
               (ii) the application for each item of Intellectual Property owned by any Acquired Company and material to the operation of the Business, or owned by Seller or Seller's Affiliates (other than the Acquired Companies) and used primarily in the Business and material to

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               the operation of the Business, for which an application has been filed in the United States or Canada, and (iii) each license or other agreement under which the Intellectual Property of a third-party is licensed to an Acquired Company, where the licensed Intellectual Property is material to the operation of the Business, other than normal and routine off-the-shelf software license agreements, have been previously made available to Buyer.

          7.12.2 To the knowledge of Seller, the Acquired Companies own all right, title and interest in and to, or possess adequate licenses or other rights to use, all material Intellectual Property Rights currently used to conduct the Business as now operated by them, and have taken all steps reasonably necessary to validly maintain, and have not taken any steps that could constitute abandonment of, such Intellectual Property Rights, including paying all necessary fees and filing all appropriate affidavits and renewals with the appropriate administrative or governmental office.

          7.12.3 To the knowledge of Seller, the material Intellectual Property Rights of the Acquired Companies currently used to conduct the Business do not infringe upon or otherwise violate any Intellectual Property Rights of others. There are no unresolved pending or, to the knowledge of Seller, threatened Actions that allege that an Acquired Company has infringed or misappropriated the Intellectual Property Rights of any third party. To the knowledge of Seller, no third party is infringing on or otherwise violating the material Intellectual Property Rights of the Acquired Companies currently used to conduct the Business. There are no unresolved pending

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

               or, to the knowledge of Seller, threatened Actions that challenge or otherwise question the validity of any material Intellectual Property Rights that an Acquired Company owns and/or currently uses to conduct the Business.

          7.12.4 None of the Acquired Companies is a party to any agreement, contract, or judicial order that in any way limit or restrict any material Intellectual Property Rights that an Acquired Company owns and/or currently uses to conduct the Business, other than normal and routine off-the-shelf software license agreements.

          7.12.5 For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, logo, trade name, brand, trade dress, domain name, mask work, copyright, patent, software license, invention, trade secret, or know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          7.13 Actions and Proceedings.

          7.13.1 As of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Authority against any of the Acquired Companies or against Seller, or any Affiliate of Seller, that in the case of Seller or any such Affiliate, relates to the Business, other than those that have been satisfied. As of the date hereof, there are no Actions pending or, to the knowledge of Seller, threatened against Seller, the Acquired Companies, or any Affiliate of Seller other than Actions that can be resolved without material Liability to the Acquired

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

               Companies and without materially adversely affecting the Business. As of the date hereof, to the knowledge of Seller, there are no Actions pending or threatened against any officer, director or key employee of the Acquired Companies, or which relate to the transactions contemplated by this Agreement or the Ancillary Agreements. Seller has delivered to Buyer true, correct and complete copies of all material complaints and answers, and has given Buyer access to certain other documents, correspondence and information requested by Buyer, relating to such matters referred to in Section 7.13.1 of the Seller Disclosure Schedule.

          7.13.2 Section 7.13.2 of the Seller Disclosure Schedule sets forth a true, correct and complete list of each Action that within the last five (5) years, (i) resulted in any criminal sanctions or
               (ii) resulted in payments in excess of $250,000, in each case by or against any Acquired Company, or any officer, director or key employee thereof in their capacity as an officer, director or key employee thereof (whether as a result of a judgment, civil fine, settlement or otherwise).

          7.14 Compliance with Laws.

          7.14.1 As of the date hereof, to the knowledge of Seller, except for any non-compliance or failure that has been corrected prior to the date hereof and for any non-compliance or failure arising in the ordinary course of business that can be corrected in the ordinary course of business without material Liability to the Acquired Companies and without materially adversely affecting the Business, (i) each of the Acquired Companies holds, owns or possesses, and is in compliance with the terms of, all

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

               permits, licenses, exemptions, orders and approvals of all Governmental Authorities (other than Environmental Permits, which are exclusively provided for in Section 7.19) necessary for the conduct of their respective businesses, including for the conduct of the Business, and for the ownership, possession and operation of their respective assets and properties (the "Company Permits") and all Company Permits are in full force and effect and will remain in full force and effect upon, and will not be adversely affected by, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) with respect to the Company Permits, no violations have been recorded in respect of any thereof and no Action is pending or threatened by any Governmental Authority to revoke, modify or limit any thereof,
               (iii) the Business is being conducted, and has been conducted at all times since January 1, 2000, in compliance with all applicable Laws, (iv) no investigation or review by any Governmental Authority with respect to an Acquired Company is pending or threatened, and (v) none of Seller or the Acquired Companies or UAP Canada, as applicable, has conducted during the 36 month period prior to the date hereof any internal investigation concerning any alleged violation of any Law applicable to any of the Acquired Companies or the Business (regardless of the outcome of such investigation) on the part of Seller, the Acquired Companies or any officer, director, employee, agent or representative thereof, other than any investigations of matters that would not have a materially adverse effect on the operation of the Business or that resulted in no material Liability.

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

          7.14.2 As of the date hereof, except for such matters applicable to the industry in which the Business operates in general, no Governmental Authority regulating the design, manufacture, production, marketing, distribution, sale or advertising of any products material to the Business that are currently sold, distributed or used in connection with the Business has requested of the Acquired Companies or UAP Canada, as applicable, that any such product be removed from the market, or recalled, or that substantial new product testing or modification be undertaken as a condition to the continued manufacturing, production, selling or distribution of any such product.

          7.15 Material Contracts. The Seller Disclosure Schedule sets forth, as of the date hereof, a listing of all of the following oral or written agreements to which any of the Acquired Companies is a party to or bound by (except as otherwise indicated below): (a) agreement, contract, indenture, or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money by the Acquired Companies; (b) employment agreement with an individual requiring payments of compensation in excess of $100,000 per year; (c) consulting agreement with an individual requiring payments of compensation in excess of $150,000 per year; (d) any material distributor, purchase or supply agreement with a term greater than one (1) year which is not terminable by an Acquired Company without Liability on thirty (30) days (or less) notice; (e) manufacturing, toll processing, packaging, repackaging, co-packaging or other similar contracts requiring annual payments to or from any Acquired Company in excess of $500,000; (f) consignment contract, or similar contract, pursuant to which inventory with value greater than $250,000 is held by any Acquired Company or a third party on behalf

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

     of any Acquired Company; (g) commissioned sales representative agreement, or similar contract that has required or is reasonably expected to require annual payments greater than $250,000; (h) contracts, or a group of related contracts, with any customer or supplier establishing or relating to any rebate, promotion or other allowance that has required or is reasonably expected to require annual payments greater than $500,000; (i) partnership agreement, limited liability company agreement, joint venture or similar contract or agreement; (j) contracts which are terminable by the other party or parties thereto upon a change of control of the Company, UAP Canada or Access, other than such contract the termination of which would not, individually or in the aggregate, have a Company Material Adverse Effect; (k) contracts or agreements that purport to limit the ability of an Acquired Company to compete in any line of business or in any geographic area; (l) collective bargaining or labor agreements; (m) list of locations where any of the Acquired Companies lease real property or is a party to an agreement relating to the use or occupancy of real property by the Acquired Companies, excluding, however, any rail spurs or sidings; (n) any contract with a remaining term greater than 12 months and that involves annual aggregate consideration greater than $1,000,000; or (o) other material contract, agreement or arrangement entered into other than in the ordinary course of business. The contracts required to be so listed are referred to herein as the "Company Material Contracts". Each Company Material Contract is a valid and binding obligation of the Acquired Company that is a party thereto or otherwise bound thereby, and, to Seller's knowledge, is in full force and effect without further amendment. The Acquired Company that is bound by each Company Material Contract, and, to the knowledge of Seller, each other party thereto, is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder, except for any breach or default

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

     arising in the ordinary course of business that has been cured or that will be resolved in the ordinary course of business, will not result in any material Liability to the Acquired Companies and will not materially adversely affect the Business. To Seller's knowledge, no other party to any such Company Material Contract has terminated or cancelled, or intends to terminate or cancel, such Company Material Contract. A true, correct and complete copy of each written Company Material Contract and a description of each oral Company Material Contract has been made available to Buyer.

          7.16 Related Party Transactions. The Seller Disclosure Schedule sets forth a description of all services provided by Seller or any of its Affiliates (other than the Acquired Companies) to any Acquired Company or to the Business, as well as a description of services, sales or purchase contract, agreement and/or relationships between any of the Acquired Companies on the one hand, and Seller or any of Seller's other Affiliates on the other (each such service, contract, agreement or relationship, an "Affiliate Agreement"). Other than Liabilities set forth in the Interim Financials or the Final Closing Balance Sheet or Liabilities of the type and nature set forth in the Interim Financials that arose after the date of the Interim Financials in the ordinary course of business and consistent with past practice, and before the date hereof, none of the Acquired Companies has any Liabilities to Seller or any of its Affiliates (other than the Acquired Companies) and none of Seller or its Affiliates (other than the Acquired Companies) has any Liabilities to any of the Acquired Companies. None of the Acquired Companies, nor, to Seller's knowledge, any directors, officers or employees thereof, have (i) used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political

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

     parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          7.17 Labor Relations.

          7.17.1 As of the date hereof, there are no (i) labor strikes, slowdowns, picketing or handbilling activity, representation or certification campaigns or work stoppages with respect to Company Employees pending, or to Seller's knowledge, threatened against or affecting the Business, (ii) grievance or arbitration proceedings, letter agreements or settlement agreements arising out of collective bargaining agreements to which an Acquired Company is a party, or (iii) unfair labor practice complaints pending or, to Seller's knowledge, threatened against an Acquired Company.

          7.17.2 As of the date hereof, (i) no labor union, trade union, or similar organization currently represents the employees of any Acquired Company, and to the knowledge of Seller, no labor union, trade union, or similar organization, or any Company Employees have taken any action with respect to organizing the employees of any Acquired Company; and (ii) there have not been any plant closings, mass layoffs or other terminations of employees of the Acquired Companies which would create any obligations upon or liabilities for the Acquired Companies under the Worker Adjustment and Retraining Notification Act or similar laws.

          7.17.3 As of the date hereof, to the knowledge of Seller, the Acquired Companies are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including all federal, state, provincial and local equal

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

               employment opportunity, safety and health, fair labor standards, workers' compensation, disability, immigration, and labor law, except for any non-compliance that has been corrected prior to the date hereof and for any non-compliance arising in the ordinary course of business that can be resolved in the ordinary course of business without material Liability to the Acquired Companies and without materially adversely affecting the Business.

          7.17.4 As of the date hereof, there are, with respect to the Acquired Companies, no pending administrative charges or complaints, for which Seller has received notice thereof, with, or to Seller's knowledge, investigations by, any federal, state or local agencies responsible for regulating employment or labor practices initiated or threatened against any of the Acquired Companies, including any charge, complaint or investigation regarding violations or alleged violations of any federal, state, provincial or local wage and hour law or any foreign, federal, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such foreign, federal, state or local law, other than with respect to matters that can be resolved without material Liability to the Acquired Companies and without materially adversely affecting the Business.

          7.17.5 No Acquired Company is delinquent in payments to any Company Employees (or to any third persons) for any wages, salaries, commissions, bonuses or other compensation or benefits for any services performed by them to date or amounts required to be reimbursed to such employees.

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          7.18 Employee Plans. For purposes of this Section 7.18 and Section 6, the term "Employee Plan" means all material pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, severance plans or other employee benefit plans or arrangements, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA, any "registered pension plan" as defined in Subsection 248(1) of the Income Tax Act (Canada), each Canadian Employee Plan and any "welfare plan", as defined in Section 3(1) of ERISA, covering any of the Company Employees. "Employee Plan" shall not include any government sponsored employee benefit arrangements. Schedule 7.18 contains a true, correct and complete list of all Employee Plans. Seller has made available to Buyer, true, complete and correct copies of (i) each Employee Plan of which an Acquired Company is the plan sponsor (or, in the case of any unwritten material Employee Plans, descriptions thereof), and with respect to each Canadian Employee Plan, all documents, establishing, creating or amending each Canadian Employee Plan, (ii) the most recent financial statements and accounting statements for each Canadian Employee Plan, (iii) all annual information returns with respect to each Canadian Employee Plan, (iv) copies of all material correspondence with the applicable Governmental Authority with respect to each Canadian Employee Plan for the last three (3) years, (v) all booklets, summaries, manuals and written communications of a general nature distributed or made available to any employees or former employees concerning any Canadian Employee Plan for the last three (3) years, (vi) the most recent annual report on Form 5500 filed with the applicable Government Authority with respect to each Employee Plan of which an Acquired Company is the plan sponsor (if any such report was required by applicable Law), (vii)

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     the most recent summary plan description for each Employee Plan for which such a summary plan description is required by applicable Law, (viii) each trust agreement, funding agreement or annuity contract in effect as of the date hereof and relating to any Employee Plan of which an Acquired Company is the plan sponsor and (ix) the most recent actuarial report for any Employee Plan of which an Acquired Company is the plan sponsor that is a single employer defined benefit pension plan. Except as reflected in the Seller Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect:

          7.18.1 The Acquired Companies, each Employee Plan, and the administrator and fiduciaries of each Employee Plan have complied in all material respects with all applicable Laws governing each Employee Plan and no lawsuits or complaints to, or by, any Person are pending with respect to any Employee Plan or concerning the assets held in the funding media for any Canadian Employee Plan. No Acquired Company nor Company Subsidiary is the sponsor of any Employee Plan (other than the Canadian Employee Plans). Except as provided in this Agreement, and other than any Employee Plans sponsored by an Acquired Company, after the Closing, neither Buyer nor the Acquired Companies will have any Liability with respect to any of the Employee Plans.

          7.18.2 None of the Acquired Companies, an Employee Plan, or an administrator or fiduciary of any Employee Plan has taken any action, or failed to take any action, that could subject it or him or her or any other Person to any liability for any excise tax or for breach of fiduciary duty under ERISA with respect to or in connection with any Employee Plan.

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          7.18.3 None of the Acquired Companies, an Employee Plan, an
               administrator or fiduciary of any Employee Plan, or any other Person has any liability to any plan participant, beneficiary or other Person under any provision of ERISA or any other applicable Law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Employee Plan. None of the Acquired Companies is in arrears with respect to any contributions under any Employee Plan.

          7.18.4 Each funded Employee Plan that is intended to be qualified under Section 401 (a) of the Code, and the trust or trusts maintained in connection with such Employee Plan has received a favorable Internal Revenue Service ("IRS") determination letter as to the qualification under the Code.

          7.18.5 No Acquired Company is a participating employer in any multiemployer plan (as defined under applicable Canadian pension laws or in Section 3(37) of ERISA).

          7.18.6 None of the Employee Plans has incurred an "accumulated funding deficiency" as defined in Section 412 of the Code.

          7.18.7 No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Acquired Companies with respect to any ongoing, frozen or terminated "single employer plan", within the meaning of Section 4001(a)(14) of ERISA.

          7.18.8 All accrued obligations of the Acquired Companies for payments by it to trust or other funds or to any governmental or administrative agency, with

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               respect to pension benefits, unemployment compensation benefits, social security benefits or any other benefits for employees of the Acquired Companies have been paid or adequate accruals therefor have been made in the Financial Statements, and none of the foregoing has been rendered not due by reason of any extension, whether at the request of any of the Acquired Companies or otherwise.

          7.18.9 To Seller's knowledge, the Employee Plans are in material compliance with the requirements of Sections 162(k) (to the extent applicable prior to its amendment by the Technical and Miscellaneous Revenue Act of 1988) and 4980B of the Code and
               Section 601 of ERISA.

          7.18.10 Each Company Employee (a) as of October 2, 2003 for Company Employees based in the United States, and (b) as of August 29, 2003 for Company Employees based in Canada, is listed on Section 7.18.10(a) of the Seller Disclosure Schedule. Any individual who is employed or engaged by an Acquired Company, but primarily associated with any Retained Business is listed on Section
               7.18.10 (b) of the Seller Disclosure Schedule.

          7.18.11 The Acquired Companies are subject to no Liability solely because the Acquired Companies or the Business were ERISA Affiliates of Seller or any other ERISA Affiliate of Seller.

          7.19 Environmental. As of the date hereof:

               (a) To Seller's knowledge, the Acquired Companies possess all environmental, health and safety permits, licenses and governmental authorizations (collectively, "Environmental Permits") required under

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

                    Environmental Laws to conduct the Business. Section 7.19 of the Seller Disclosure Schedule lists all material Environmental Permits required to be obtained or filed by any Acquired Company, or by the Seller on behalf of any Acquired Company.

               (b) To Seller's knowledge, the Acquired Companies are in compliance with all applicable Environmental Permits and Environmental Laws except for any non-compliance that has been corrected prior to the date hereof and for any non-compliance arising in the ordinary course of business that can be corrected in the ordinary course of business without material Liability to the Acquired Companies;

               (c) To Seller's knowledge, none of the Acquired Companies has received any written communication from any Person that alleges that an Acquired Company is not in compliance with all applicable Environmental Laws and Environmental Permits except for any non-compliance that has been corrected prior to the date hereof and for any non-compliance arising in the ordinary course of business that can be corrected in the ordinary course of business without material Liability to the Acquired Companies.

               (d) There are no Environmental Claims pending, or to Seller's knowledge threatened, against an Acquired Company, in either case arising out of (i) any Site; (ii) any current or former operations of an Acquired Company or their respective predecessors or Affiliates; (iii) third-party consignment warehouses, public warehouses, third-party co-packaging facilities, or tolling facilities utilized by any Acquired Company or their respective predecessors or Affiliates; or
                    (iv) any off-Site location to which Hazardous

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                    Materials or materials containing Hazardous Materials were sent for handling, storage, treatment or disposal.

               (e) To Seller's knowledge, (a) no Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site, and (b) no Hazardous Materials are present in, on, about or migrating from any Site, which are reasonably likely to give rise to an Environmental Claim that would result in a material Liability to any Acquired Company.

               (f) To Seller's knowledge, neither any Acquired Company, any predecessor of any Acquired Company, nor any entity previously owned by any Acquired Company, has transported or arranged for treatment storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which is reasonably likely to result in an Environmental Claim against any Acquired Company.

               (g) To Seller's knowledge, there have been no third-party audits of environmental conditions conducted by, on behalf of, or which are in the possession of the Company with respect to any Site which have not been made available or delivered to Buyer prior to execution of this Agreement.

               (h) (i) "Environmental Claims" means all civil and criminal, administrative, regulatory or judicial actions, suits, demand, demand letters, directives, claims, liens investigations, requests for information, proceedings, notices of noncompliance or violation, or other communication (in each case in writing) by any Person, including any citizens' group, alleging noncompliance, violation or potential liability (including potential responsibility or liability for costs of enforcement,

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

                    investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, fines, penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief) arising out of, or related to (x) the presence, Release or threatened Release of any Hazardous Materials, or
                    (y) circumstances forming the basis of any violation or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

                    (ii) "Environmental Laws" mean all foreign, federal, state, provincial, municipal and local, civil and criminal, laws, rules, regulations, orders, decrees, common law, judgments or binding agreements existing as of the date hereof issued, promulgated or entered into by or with any Governmental Authority, relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health and the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling of or exposure to Hazardous Materials, including but not limited to: the Clean Air Act, 42 U.S.C.(S) 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.(S) 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.(S) 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C.(S) 1801 et seq.; the Federal Insecticide, Fungicide

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

                         and Rodenticide Act 7 U.S.C.(S) 136 et seq.; the Food Quality Protection Act of 1996, 7 U.S.C.A.(S) 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.(S) 6901 et seq.; the Toxic
                         Substances Control Act, 15 U.S.C.(S) 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C.(S) 2701 et seq.; and the state analogues thereto; Pest Control Product Act (Canada), Fertilizers Act (Canada), Seeds Act (Canada), Pesticides Act (Ontario), Environmental Protection Act (Ontario), Ontario Water Resources Act, and in each case the regulations thereunder and the provincial analogues of such Canadian and Ontario legislation and regulations.

                    (iii) "Hazardous Materials" means (x) any petroleum or
                         petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste the generation, manufacture, processing, labeling, distribution, possession, use, treatment, storage or Release of which is prohibited, limited or regulated under any applicable Environmental Law.

                    (iv) "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure or facility.

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               (i)  There are no Encumbrances (other than Permitted
                    Encumbrances) arising under or pursuant to any Environmental Law on any Site currently owned by an Acquired Company and material to the operation of the Business, including those which would give rise to the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any such Site.

               (j) To Seller's knowledge, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment owned by an Acquired Company, or (iii) asbestos containing material, at any Site currently owned by an Acquired Company and which requires any remediation which will likely result in a material Liability to the Acquired Companies.

          This Section 7.19 contains the exclusive representations and warranties of Seller with regard to Environmental Claims, Environmental Laws, Environmental Permits and any other environmental matters in this Agreement. For purposes of the representations and warranties in Section 7.19(b) and (c), the term "material Liability" shall mean a liability that can be satisfied (i) at a monetary cost to the Acquired Companies that is generally consistent with costs and expenses historically incurred and paid by the Acquired Companies, and (ii) with an effect on the Business generally consistent with the effect on the Business in the past to satisfy similar liabilities.

          7.20 Sufficiency of Assets. Except (i) for the matters and items set forth on Exhibit 9.4.3, (ii) for the services to be provided pursuant to the Buyer Transition Services Agreement, and (iii) for the assets, systems and personnel utilized by Seller or its Affiliates (other than the Acquired Companies) to provide the services pursuant to the

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     Buyer Transition Services Agreement, upon consummation of the transactions contemplated by this Agreement, the Acquired Companies shall have the personnel, assets, properties, Company Material Contracts and services necessary and presently utilized to conduct the Business as presently conducted by the Acquired Companies.

          7.21 Absence of Liens. Except for assets disposed of in the ordinary course of business, each of the Acquired Companies has valid title to or a valid leasehold in, or a contractual or common law right to use each item of tangible personal property used in the conduct of the Business free and clear of any Encumbrances, other than Permitted Encumbrances.

          7.22 Real Estate. The Seller Disclosure Schedule sets forth a list all real property owned in fee by the Acquired Companies (the "Owned Real Property"). With respect to each such parcel of Owned Real Property:

               (a) an Acquired Company has good and marketable title to the parcel of Owned Real Property, free and clear of any Encumbrance, except for Permitted Encumbrances;

                    (i) as of the date hereof, to Seller's knowledge, there are no pending or threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the Owned Real Property which materially and adversely affect the current use or occupancy thereof;

                    (ii) there are no outstanding written or oral rights,
                         agreements, options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein, which have been granted to any other Person;

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                    (iii) to Seller's knowledge, there are no parties (other
                         than the Acquired Companies) in possession of or holding any rights to take possession of any parcel or portion of Owned Real Property; and

                    (iv) except for any matter which would not materially
                         adversely affect the current use of a parcel of Owned Real Property, (a) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, (b) to Seller's knowledge the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, (c) to Seller's knowledge the land does not serve any adjoining property for any purpose inconsistent with the current use of the land, and (d) to Seller's knowledge the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

          7.23 Insurance. Section 7.23 of the Seller Disclosure Schedule contains a true and complete list of all policies of liability, theft, fidelity, business interruption, fire, product liability, product contamination, workmens' compensation, employer's liability and other material forms of insurance (excluding any Employee Plan) provided by third parties and held by Seller, any Affiliate of Seller, or any Acquired Company for the benefit of any

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     Acquired Company, which have been issued for various policy periods between
     January 1, 1994 and the present, and under which Seller or an Acquired Company may currently be entitled to benefits. Section 7.23 of the Seller Disclosure Schedule specifies the insurer, the type of insurance, the policy number, the policy limits, the applicable deductible, and any material pending claims thereunder which relate to the Acquired Companies. Such policies are in full force and effect, all premiums for such policies have been paid, and the aggregate limits of liability of said policies, if any, have not been impaired.

          7.24 Brokers and Finders. Except for Gleacher & Co. (whose fees shall be paid by Seller), neither Seller nor any Acquired Company has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

          7.25 Investment Purpose. Seller is receiving the Shares pursuant to this Agreement for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. Seller acknowledges that the Shares are not registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any applicable foreign securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.

          7.26 OSHA Matters. As of the date hereof, there are no pending, or to the knowledge of the Seller, threatened Actions, in writing, against any Acquired Company under any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, or any program, whether government or private,

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     designed to provide safe and healthful working conditions, including the
     Occupational Health and Safety Act (OSHA) (collectively, "OSHA Laws") other than Actions that can be resolved without material Liability to the Acquired Companies. As of the date hereof, to Seller's knowledge, except for any non-compliance that has been corrected prior to the date hereof and for any non-compliance arising in the ordinary course of business that can be corrected in the ordinary course of business without material Liability to the Acquired Companies, none of the Acquired Companies is in violation of any OSHA Laws. This Section 7.26 contains the exclusive representations and warranties of Seller with regard to OSHA Laws, and any violation thereof or other matter related thereto, in this Agreement.

          7.27 UAP Timberland.

          7.27.1 UAP Timberland, L.L.C. ("Timberland") is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Timberland has the limited liability company power to own, operate and lease its properties and to carry on its business as now being conducted. Timberland is qualified to conduct its business in all jurisdictions in which such qualification or authorization is required, except for those jurisdictions in which failure to be so qualified or authorized would not have a Company Material Adverse Effect.

          7.27.2 Seller has previously made available to Buyer true, complete and correct copies of the Fundamental Documents of Timberland as in effect as of the date of this Agreement.

          7.27.3 The Company owns, free and clear of all Encumbrances, a fifty percent (50%) membership interest in Timberland (the "Timberland Interest").

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               The Timberland Interest is duly authorized, validly issued, fully paid and nonassessable. To Seller's knowledge, no current or former stockholder or any other Person is contending or has a valid basis for contesting the ownership of the Timberland Interest, or any portion thereof, or any distributions or contributions relating thereto.

          7.28 Canadian Employee Plans. The term "Canadian Employee Plans" means, collectively, (i) the Pension Plan for Employees of United Agri Products, a division of ConAgra Limited (the "UAP Plan"); and (ii) the United Agri Products Savings Plan (which, for greater certainty, includes a deferred profit sharing plan and a group registered retirement savings plan). Except as reflected in the Seller Disclosure Schedule:

          7.28.1 Neither Seller nor any of its Affiliates have any formal plans or commitments, legally binding or otherwise, to create any material additional pension, benefit or compensation plans or to modify or change any existing Canadian Employee Plan, other than as contemplated in the Canadian Operations Assignment and Assumption Agreement, such as would affect any Canadian Company Employees or former Canadian employees of UAP Canada or Access.

          7.28.2 Each of the Canadian Employee Plans has been registered (where required), established, maintained, funded, invested and administered in compliance in all material respects with its terms, any applicable collective agreement and with applicable Laws.

          7.28.3 All required contributions and/or premiums to be made under the Canadian Employee Plans have been fully paid to the date hereof in a

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               timely fashion in accordance with the terms of that Canadian
               Employee Plan and all applicable Laws, and no material Taxes, penalties or fees are owing or eligible under any Canadian Employee Plan.

          7.28.4 As of the date of the last actuarial valuation, no material unfunded liability, solvency deficiency, unpaid special payment or experience deficiency, whether due or not, exists with respect to any Canadian Employee Plan.

          7.28.5 Neither Seller nor any of its Affiliates have received or applied for any payment of surplus (or any payment as a result of the demutualization of the insurer of any Canadian Employee Plan) out of or in respect of any Canadian Employee Plan.

          7.28.6 With respect to each of the Canadian Employee Plans that is funded fully or partially by an insurance policy, there will be no material liability of Access or UAP Canada as of the Closing Date under any such insurance policy or ancillary agreement with respect to any such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

          7.28.7 Seller has made available to Buyer accurate and complete information regarding the costs of providing the Canadian Employee Plans to employees and former employees for the last three (3) years. All costs of administering the Canadian Employee Plans (including fees for trustees and/or other service providers) which are due and payable prior to the

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               Closing Date by Seller or its Affiliates have been paid or will be paid prior to the Closing Date.

          7.28.8 None of the Canadian Employee Plans provides for benefit increases (or the acceleration of or an increase in funding) that are contingent upon or will become effective upon the entering into of this Agreement or the completion of the transactions contemplated hereby.

          7.28.9 There has been no material change in the value of any Canadian Employee Plan since the last valuation such as would affect the actuarial reports in respect of such Canadian Employee Plan or Access or UAP Canada's financial statements, and the actuarial assumptions used in such documents have not materially changed since the last valuation.

          7.28.10 Neither Seller nor any of its Affiliates have taken any action or made any filing with any Governmental Authority under any applicable Law to terminate the Canadian Employee Plans or any of them.

          7.28.11 To the knowledge of Seller, no event has occurred respecting any registered Canadian Employee Plan which would entitle any person to cause the wind-up or termination of such Canadian Employee Plan, in whole or in part, or which could otherwise be reasonably expected to adversely affect the tax status of such Canadian Employee Plan.

          7.28.12 None of Seller, UAP Canada, ConAgra Limited, Access or any administrator or fiduciary of any Canadian Employee Plan or any agent of any of the foregoing have been in breach of any fiduciary obligation with respect to the administration of the Canadian Employee Plans or have engaged in any transaction or have acted or failed to act in a manner which

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               would subject such person to any material liability for breach of fiduciary duty under applicable Law.

     8. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as set forth below. Such representations and warranties are made subject to those matters set forth in the Buyer Disclosure Schedule dated as of the date hereof and delivered as a separate document (the "Buyer Disclosure Schedule").

          8.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has the corporate power and authority to carry on its business as it is now being conducted.

          8.2 Corporate Authorization; Binding Effect. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement or the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder or thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer have been duly authorized by its Board of Directors. This Agreement and the Ancillary Agreements constitute the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

          8.3 Government Authorization; Third Party Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby requires no

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     consent, approval, order or authorization of, registration, declaration, or filing with, any Governmental Authority or any other third party other than
     (a) the filing of a pre-merger notification report under the HSR Act; and
     (b) compliance with any applicable non-United States Laws intended to prohibit, restrict or regulate (i) foreign investment, including the Investment Canada Act, or (ii) mergers and acquisitions or actions having the purpose or effect of monopolization or restraint of trade, including, without limitation, the Competition Act (Canada).

          8.4 Effect of Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time or both, (a) assuming compliance with the matters referred to in Section 8.3, violate any Law to which Buyer is subject or to which any of its assets or properties are bound; (b) violate any judgment, order, writ or decree of any court applicable to Buyer; or (c) conflict with or result in the violation of any provision of Buyer's Fundamental Documents.

          8.5 Limited Reliance. Buyer has had the opportunity to visit Seller and meet with their representatives to discuss the Acquired Companies, and all materials and information requested by Buyer have been provided to Buyer to Buyer's satisfaction. To the actual knowledge of Buyer, there exists no material inaccuracy in, or any material breach of, any representation, warranty or covenant of Seller contained in this Agreement that is sufficient to allow Buyer or any other Person to bring a claim for indemnification against Seller pursuant to the terms of this Agreement.

          8.6 Terms of Sale. Buyer acknowledges that EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE ACQUIRED

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     COMPANIES ARE BEING SOLD TO BUYER ON AN "AS-IS, WHERE-IS" BASIS WITHOUT ANY
     REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

          8.7 Financing.

          8.7.1 Debt Financing. Buyer has provided to Seller a true, correct and complete copy of (i) the executed commitment letter, dated October 28, 2003, from General Electric Capital Corporation (the "Senior Credit Lender") pursuant to which the Senior Credit Lender has committed (subject to the conditions set forth therein) to Buyer to provide debt financing (the "Senior Bank Commitment Letter"), and (ii) the executed commitment letter, dated October 28, 2003 (the "Bridge Commitment Letter", and together with the Senior Bank Commitment Letter, the "Commitment Letters"), from UBS Loan Finance LLC and UBS Securities LLC (together, the "Bridge Lender", and together with the Senior Credit Lender, the "Lenders") pursuant to which, the Bridge Lender has committed (subject to conditions set forth therein) to Buyer to provide debt financing (the "Funded Bridge"), such debt financing arrangements referred to herein as the "Financing". A copy of the Commitment Letters is attached hereto as Exhibit
               8.7.1. The Commitment Letters have not been amended or rescinded, are in full force and effect and constitute the only understanding of the Lenders and Buyer with respect to the Lenders' obligations to fund the Financing.

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          8.7.2 Equity Contribution. Buyer has provided to Seller a true, correct and complete copy of an equity commitment letter (the "Equity Commitment Letter") pursuant to which it has up to $150 million, and no less than $120 million, of equity capital that is available for, and, concurrent with the consummation of the Financing, shall be contributed to, Buyer as equity. The aggregate proceeds of the Financing, the Funded Bridge (if provided by Seller and Buyer) and the Equity Contribution will be in an amount sufficient to consummate the transactions contemplated hereby, to pay related fees and expenses, and to provide for currently anticipated working capital needs of the Acquired Companies as of Closing.

          8.8 Investment Purpose. Buyer is purchasing the Stock for investment for its own account and not with a view to, or for sale in connection with, the distribution thereof. Buyer acknowledges that the Stock is not registered under the United States Securities Act of 1933, as amended, any applicable state securities laws or any applicable foreign securities laws, and that the Stock may not be transferred or sold except pursuant to the registration provisions of the United States Securities Act of 1933, as amended, or applicable foreign securities laws or pursuant to an applicable exemption therefrom and pursuant to state securities laws as applicable.

          8.9 Brokers and Finders. Buyer has not employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

          8.10 Canadian Business. Buyer acknowledges and agrees that the representations, warranties and covenants of Seller contained in this Agreement are made as if, and under the assumption that, the transactions contemplated by the Canadian Operations

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     Assignment and Assumption Agreement had been completed as of the date hereof, and Buyer agrees that Seller shall not be considered in breach of any representation, warranty or covenant in this Agreement solely because the transactions contemplated by the Canadian Operations Assignment and Assumption Agreement are not completed as of the date hereof.

     9. Covenants.

          9.1 Covenants of Seller.

          9.1.1 Conduct of Business. During the period from the date hereof to the Closing Date, unless Buyer shall otherwise agree in writing or as expressly contemplated by this Agreement, Seller shall cause the Acquired Companies to (i) conduct and operate the Business in all material respects in the usual and ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties, and (iii) use commercially reasonable efforts to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, unless Buyer shall otherwise agree in writing (which agreement will not be unreasonably withheld) or as expressly contemplated by this Agreement, during the period from the date hereof to the Closing Date, Seller shall not permit any Acquired Company to, except as described on Exhibit 9.1.1:

               (a)  adopt or propose any change in its Fundamental Documents;

               (b) authorize for issuance, issue, deliver, sell, pledge, dispose of, encumber or grant any Encumbrance on, or authorize or propose the issuance, delivery,

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                    sale, pledge, disposition of, or grant of any Encumbrance
                    on, any of its Equity Securities, or enter into any agreement with respect to any of the foregoing;

               (c) acquire or agree to acquire any business or any corporation, partnership, association or other business operation, organization or division thereof (whether by merger, consolidation, reorganization, acquisition of Equity Securities or assets or otherwise);

               (d) subject to Section 9.4 hereof, sell, abandon or otherwise dispose of, or pledge, mortgage or otherwise encumber any material assets of any Acquired Company other than sales of inventory in the ordinary course of business or dispositions of assets in an aggregate amount or having a fair market value (whichever is higher) not greater than $500,000 on arm's length terms to third parties who are not Affiliates of Seller or any Acquired Company;

               (e) subject to Section 9.4 hereof, other than in the ordinary course of business waive, release, grant or transfer any rights of material value;

               (f) make any change in any method of accounting or accounting policy, practice or procedure (excluding Tax accounting), except as required by applicable Law or to comply with GAAP, as in effect on the date of such change (and shall promptly notify Buyer in writing of any such required change), make or change any material election related to either Non-Income Taxes or Canadian Taxes;

               (g) except in the ordinary course of business and in a manner which Seller believes, in good faith, to be in the best interests of the Acquired

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                    Companies, amend or supplement in any material respect,
                    terminate, renew or renegotiate any Company Material Contract or enter into any new contract which would have been deemed to be a Company Material Contract if it had been in effect on the date hereof;

               (h) terminate, amend in any respect or fail to renew, obtain or preserve any Company Permits except in the ordinary course of business;

               (i) adopt or amend any Employee Plan or collective bargaining agreement, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit other than pursuant to an existing agreement (copies of which have been made available to Buyer prior to the date hereof) or increases of salaries, compensation or benefits in the ordinary course of business consistent with past practice;

               (j) declare, issue or make any direct or indirect redemption, purchase or other acquisition of any of its Equity Securities or property, declare, issue, pay, set aside for payment or make any distribution or dividend to its shareholders in cash or in kind (except as expressly contemplated by Section 9.4.3 or Section 9.4.4 of this Agreement) or split, combine, dividend, distribute or reclassify any shares of its capital stock or other Equity Securities;

               (k) make any capital expenditures or commitments with respect thereto aggregating more than $500,000;

               (l) dispose of or permit to lapse any rights to the use of any material Intellectual Property Rights, or disclose any such material Intellectual

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                    Property Rights not a matter of public knowledge, except for any such disclosure required by applicable Law or judicial process;

               (m) engage in any practice to delay payment of any accounts payable or other Liabilities beyond their scheduled due dates, or to accelerate payment of or pay any accounts payable or other Liabilities prior to their scheduled due dates, except in the ordinary course of business and consistent with past practice, or offer or make any new incentives available to customers, except in the ordinary course of business; or

               (n) agree or commit to do any of the actions prohibited by paragraphs (a) through (m) of this Section 9.1.1.

          9.1.2 Access to Information.

               (a) Generally. During the period from the date hereof until the Closing Date, Seller will, and will cause the Acquired Companies and each of their respective employees, officers, auditors and agents to, provide Buyer and Buyer's counsel, financial advisors, accountants and other authorized representatives (except to the extent not permitted under applicable Law as advised by counsel) with reasonable access during normal business hours to the Acquired Companies' books and records and properties, plants and personnel.

               (b) Debt Financings. Without limitation on the foregoing, during the period from the date hereof until the Closing Date, with respect to the transactions contemplated by the Commitment Letters, Seller will, and will cause the Acquired Companies and each of their respective employees and officers, and will direct its auditors and agents, to use reasonable

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                    commercial efforts to assist Buyer, at Buyer's cost, in
                    respect to matters reasonably within Seller's and the Acquired Companies' control, in satisfying the conditions precedent provided for in the Commitment Letters and the definitive documentation with respect to the facilities and agreements contemplated by the Commitment Letters, including efforts relating to obtaining or perfecting liens, releasing liens, providing access to properties and assets for third party appraisals, furnishing officers' certificates, obtaining consents (including landlord consents), establishing new lock-boxes and implementing a new cash management system. Until Closing, Seller will upon reasonable advance notice, provide Buyer with reasonable access during normal business hours to the personnel of the Acquired Companies for the limited purpose of preparing to market a post-Closing high-yield debt offering to refinance the Funded Bridge; provided that in no event shall such access interfere in any material respect with the provision of the performance of the normal employment duties of such personnel and provided further that Buyer shall reimburse Seller for any out-of-pocket costs and expenses, including without limitation, any direct or allocated costs and expenses relating to air travel, Seller's airplanes, Seller's pilots and the like, incurred by Seller in connection with such access and the preparation to market such offering, including fees of attorneys, accountants and other advisors.

          9.1.3 Cash Management. During the period from the date hereof to the Closing Date, the Acquired Companies shall continue to participate in Seller's cash management program and, notwithstanding anything in this

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               Agreement to the contrary, all cash generated by the Acquired
               Companies prior to the Effective Time (including all lock box receipts) shall be retained by Seller.

          9.1.4 Interim Financial Information. Within fifteen (15) days following the end of each month beginning with the month ending October 31, 2003, and ending prior to the Closing, Seller shall deliver to Buyer a copy of the pro-forma summary balance sheet of the Business and the related summary statement of earnings for such month (collectively, the "Monthly Reports"). The Monthly Reports shall be prepared on the same basis as the Interim Financials in accordance with Section 7.9.

          9.1.5 Noncompetition Agreement. In order to further induce Buyer to enter into this Agreement and consummate the transactions contemplated hereunder, Seller agrees that for a period of five
               (5) years after the Closing Date (the "Prohibited Term"), neither Seller nor any of its Affiliates shall, directly or indirectly, either for itself or any other Person, carry on activities or participate in the ownership or management or control of, or the financing of, or allow its name or reputation to be used in or by in respect to the activity prohibited by this Section 9.1.5 (in each case whether as an officer, director, partner, member, agent, consultant, franchisee, franchisor, creditor or otherwise) any present or future business enterprise that (i) engages in the manufacture in the United States or Canada of agricultural or non-crop protection chemicals as currently conducted by the Business, (ii) sells or distributes in the United States or Canada agricultural or non-crop protection chemicals as currently conducted by

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               the Business, (iii) sells in the United States or Canada
               fertilizer products at retail, or (iv) develops or sells in the United States or Canada agricultural seeds for grain crops, provided that such restriction shall not apply to, and Seller and its Affiliates shall not be prohibited from engaging in, the Retained Businesses and activities incidental or related thereto. Without limiting the remedies available, the parties to this Agreement agree that damages at law would be an insufficient remedy in the event of a breach of this Section 9.1.5 and Section
               9.1.6 and that if Seller fails to keep and perform every covenant of this Section 9.1.5 and Section 9.1.6, Buyer shall be entitled to injunctive relief or other equitable remedies in the event of any such failure to keep or perform. Notwithstanding the above, the terms of this Section 9.1.5 shall not apply to (a) passive investments of two percent (2%) or less in publicly traded companies, (b) any acquisition by Seller or any of its Affiliates of another Person, or the business of another Person that has an ancillary division, department, subsidiary or other Affiliate, that engages in the foregoing business (the "Competing Business") but which Person is not principally engaged therein; provided, however, that (1) promptly after acquiring such Competing Business, Seller or such Affiliate shall notify Buyer thereof and
               (2) if greater than 12 months remain in the Prohibited Term, Seller or such Affiliate shall use reasonable commercial efforts to divest itself of such Competing Business as soon as reasonably practicable.

          9.1.6 No-Hire; Non-Solicitation. Seller agrees that for a period of two (2) years after the Closing Date, neither Seller nor any of its Affiliates that are

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               Controlled by Seller shall hire or, directly or indirectly, induce or attempt to induce any employee of the Company and its Subsidiaries who is employed in a management (including senior management, regional management, divisional management or management of any operating company) or sales position to leave the employ of the Company or its Subsidiaries or in any way interfere with the relationship between the Company or its Subsidiaries and any such management level employee thereof; provided, however, nothing herein shall restrict the above referenced parties from (i) soliciting any such employee by general employment advertising or third party employment agencies (so long as such agencies are not directed by such parties to target such employees), or (ii) hiring any employee (other than a senior corporate management employee, unless the Company and Seller otherwise agree) who responds to such permitted solicitation or seeks employment on an unsolicited basis

          9.1.7 Certain Agreements. Seller agrees that the covenants set forth in Sections 9.1.5 and 9.1.6 are reasonable with respect to their duration, geographical area and scope, and acknowledge that but for Sections 9.1.5 and 9.1.6, Buyer would not have entered into this Agreement. If, at the time of enforcement of any of the provisions of Section 9.1.5 or 9.1.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated periods, scope or area. If any of the provisions of Section 9.1.5 or 9.1.6 are held to be unenforceable in any

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               jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of
               Section 9.1.5 or 9.1.6, as the case may be, in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision of Section 9.1.5 or 9.1.6, as the case may be.

          9.1.8 Intellectual Property of UAP. Subject to the rights provided to Seller and its Affiliates under the Seller Transition Service Agreement, Seller hereby acknowledges and agrees that the Acquired Companies shall specifically and exclusively retain all right, title and interest in and to the names set forth on
               Exhibit 9.1.8 (and derivations thereof) and to any logos, trademarks, service marks, trade names, domain names, copyrights and trade dress related thereto (the "UAP Intellectual Property"). Seller (for itself and its Subsidiaries (not including any Acquired Company)) acknowledges that it does not own, any right, title or interest in or to the UAP Intellectual Property. Seller agrees that promptly after Closing it will cause Seller and its Subsidiaries (not including any Acquired Company) to discontinue the use of any advertising or other form of media that uses or references any such UAP Intellectual Property. Seller further agrees that as soon as practicable, but in no event longer than six (6) months after the Closing Date, it shall remove all signage used by Seller and its Subsidiaries (not including any Acquired Company) which refers to any UAP Intellectual Property, and take all such other action as may be

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               necessary to dissociate Seller with the operations of the
               Business after Closing.

          9.1.9 UAP Timberland. During the period from the date hereof to the Closing Date, unless Buyer shall otherwise agree in writing, Seller shall not agree to any change in the Fundamental Documents of Timberland.

          9.2 Covenants of Buyer.

          9.2.1 Environmental Covenant Not to Sue. Except for claims made by Buyer or any other party entitled to indemnification pursuant to
               Section 12 hereof, Buyer and the Company hereby forever waive, release and covenant not to bring or aid, and shall indemnify and hold Seller and any of Seller's Affiliates harmless from and against, any investigation, inquiry, Action, demand, Liability, claim, lawsuit or any other type of administrative or judicial action, whether known, unknown, actual or contingent, accrued or unaccrued, against Seller or its Affiliates which Buyer, the Acquired Companies, or any of their respective predecessors or successors, may now or hereafter hold, which arises from or relates to the operation or violation of any Environmental Law or regulation, whether now existing or later enacted, in respect to the assets or operations of the Acquired Companies, the Business, or any Site.

          9.2.2 Financing. Buyer and its Affiliates will use their respective commercially reasonable efforts to obtain financing for the transactions contemplated pursuant to the terms of the Commitment Letters. Buyer will promptly inform Seller of all material developments relating to arranging the Financing. Buyer and its Affiliates shall make no change in the terms of

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               the Financing or the Commitment Letters that could be adverse to or prejudice Seller or could otherwise adversely affect the Closing, and shall make no change to the conditions to the closing of the Financing or the transactions contemplated by the Commitment Letters, in each case without Seller's prior written consent. In the event the Bridge Lender does not, for any reason, provide the Funded Bridge at Closing, Buyer and Seller shall provide the Funded Bridge pursuant to the terms set forth in
               Exhibit 9.2.2 (the "Backup Funded Bridge"), with Seller and Buyer each providing fifty percent (50%) of the initial face amount of the Backup Funded Bridge. As soon as practical following Closing, Buyer shall cause the Company to market, and use commercially reasonable efforts to issue, a high yield issue to refinance the Backup Funded Bridge.

          9.2.3 No-Hire; Non-Solicitation. Buyer and the Company agree that for a period of two (2) years after the Closing Date, neither Buyer, the Company, nor any of their respective Affiliates that are Controlled by them shall hire or, directly or indirectly, induce or attempt to induce any employee of Seller and its Subsidiaries who is employed in a management (including senior management, regional management, divisional management or management of any operating company) or sales position to leave the employ of Seller or its Subsidiaries or in any way interfere with the relationship between Seller or its Subsidiaries and any such management level employee thereof; provided, however, nothing herein shall restrict the above referenced parties from (i) soliciting any such employee by general employment advertising or third party employment

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               agencies (so long as such agencies are not directed by such parties to target such employees), or (ii) hiring any employee (other than a senior corporate management employee, unless the Company and Seller otherwise agree) who responds to such permitted solicitation or seeks employment on an unsolicited basis.

          9.2.4 Noncompetition Agreement. In order to further induce Seller to enter into this Agreement and consummate the transactions contemplated hereunder, and subject to the terms of the International Supply Agreement, Buyer and the Company each agree that during the three (3) year period following the Closing Date (the "Buyer Prohibited Term") neither Buyer, the Company nor the Acquired Companies shall, directly or indirectly, either for themselves or any other Person, carry on activities or participate in the ownership or management or control of, or the financing of, or allow their name or reputation to be used in or by in respect to the activity prohibited by this Section 9.2.4 (in each case whether as an officer, director, partner, member, agent, consultant, franchisee, franchisor, creditor or otherwise) any present or future business enterprise that engages in (i) the manufacture or formulation of agricultural or non-crop protection chemicals, (ii) the sale or distribution of agricultural or non-crop protection chemicals, (iii) the sale of fertilizer products at retail, or (iv) the development or sale of agricultural seeds for grain crops, in each case in any country other than the United States and Canada where such activity is currently conducted by Seller or its Affiliates. Without limiting the remedies available, the parties to this Agreement agree that damages at

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               law would be an insufficient remedy in the event of a breach of this Section 9.2.4 and Section 9.2.3 and that if any of Buyer, the Company or the Acquired Companies fails to keep and perform every covenant of this Section 9.2.4 and Section 9.2.3, Seller shall be entitled to injunctive relief or other equitable remedies in the event of any such failure to keep or perform. Notwithstanding the above, the terms of this Section 9.2.4 shall not apply to (a) passive investments of two percent (2%) or less in publicly traded companies, (b) any acquisition by Buyer, the Company, the Acquired Companies, or any of their Affiliates of another Person, or the business of another Person that has an ancillary division, department, subsidiary or other Affiliate, that engages in the foregoing business (the "Competing Operation") but which Person is not principally engaged therein; provided, however, that (1) promptly after acquiring such Competing Operation, Buyer, the Company, any Acquired Company, or such Affiliate shall notify Seller thereof and (2) if greater than 12 months remain in the Buyer Prohibited Term, Buyer, the Company, any Acquired Company, or such Affiliate shall use reasonable commercial efforts to divest itself of such Competing Operation as soon as reasonably practicable.

          9.2.5 Certain Agreements. Buyer and the Company agree that the covenants set forth in Sections 9.2.3 and 9.2.4 are reasonable with respect to their duration, geographical area and scope, and acknowledge that but for Sections 9.2.3 and 9.2.4, Seller would not have entered into this Agreement. If at the time of enforcement of any of the provisions of

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               Sections 9.2.3 or 9.2.4, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated periods, scope or area. If any of the provisions of Sections 9.2.3 or 9.2.4 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of Section 9.2.3 or 9.2.4, as the case may be, in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision of Section 9.2.3 or 9.2.4, as the case may be.

          9.3 Covenants Regarding Certain Inter-Company Matters.

          9.3.1 Termination of Affiliate Agreements. Except as provided in
               Exhibit 9.3.1, the Affiliate Agreements (and all assets and Liabilities related thereto) are hereby terminated as of the Closing Date. Between the date hereof and the Closing Date, Seller and Buyer shall put in place documentation to evidence the arrangements described on Exhibit 9.3.1 as they exist on the date hereof, together with any changes in such arrangements as mutually agreed to by Seller and Buyer.

          9.3.2 Intentionally left blank.

          9.3.3 Inter-Company Contracts. The parties acknowledge that various contracts relating to the operations of the Company and its Subsidiaries or the Business were originally entered into in the name of Seller or an Affiliate of Seller other than the Company or its Subsidiaries, including those

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               contracts set forth in Section 9.3.3 of the Seller Disclosure
               Schedule. Such contracts, or portions thereof relating to the Business, have been or will be assigned to the Company at or immediately prior to Closing pursuant to an assignment and assumption agreement in a form mutually agreeable to Buyer and Seller and consistent with the terms of this Agreement. From and after the Closing Date, the Company shall indemnify and hold Seller and its Affiliates harmless from and against all Liabilities relating to or in connection with the Business that arise under any such contracts (or such portions thereof). Buyer shall further provide (and cause the Acquired Companies to further provide) any guarantees and other commercially reasonable assurances required to obtain the release of Seller and its Affiliates (other than Acquired Companies) from such Liabilities. Buyer shall, and shall cause the Acquired Companies to, not renew or otherwise extend, or permit the renewal or extension of, the existing term of, or create any new or additional obligations under, any such contracts to the extent Buyer has or gains knowledge of such contracts, other than any such contract with respect to which Seller and its Affiliates (other than the Acquired Companies) would have no potential Liability.

          9.3.4 Unassigned or Unassignable Contracts. If any third party's (including any Governmental Authority's) consent or approval to the assignment or other transfer to any Acquired Company of any contract or agreement referred to in Section 9.3.3 has not been obtained prior to the Closing, then as to the burdens, obligations, rights or benefits under or pursuant to such

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               contracts or agreements (collectively, the "Rights") not
               assignable to an Acquired Company thereof because such consent or approval has not been obtained:

               (a) After the Closing, Seller shall, and shall cause its Affiliates to, hold the Rights in trust for the applicable Acquired Company thereof for the account, benefit and burden thereof;

               (b) After the Closing, Buyer shall, and shall cause the Acquired Companies to, and Seller shall, and shall cause its Affiliates to, take all such reasonable actions and do all such things as shall be reasonably necessary or desirable in order that (i) the value of the Rights shall be preserved and shall inure to the benefit of the applicable Acquired Company and such that all benefits under the Rights may be received by the applicable Acquired Company, and (ii) the applicable Acquired Company will perform the burdens and obligations under such Rights; and

               (c) After the Closing, Seller, Buyer and the Company shall continue to use their respective commercially reasonable efforts to obtain such consent or approval.

          9.3.5 Guarantees. Buyer and the Company shall use commercially reasonable efforts to cause Buyer to be substituted in all respects for Seller and its Affiliates (other than the Acquired Companies), and Seller and its Affiliates (other than the Acquired Companies) fully released, effective as of the Closing or as soon as possible thereafter, in respect of all obligations of Seller and its Affiliates (other than the Acquired Companies) under each of the guarantees, indemnities, bonding

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               arrangements, letters of credit and letters of comfort given by
               Seller or its Affiliates (other than the Acquired Companies) for the benefit of the Business (the "Guarantees") of which Buyer is aware, including, without limitation, those which are identified on Exhibit 9.3.5 hereto. If any such release cannot be obtained,
               (a) Buyer shall indemnify and hold Seller and Seller's Affiliates (other than the Acquired Companies) harmless from and against any Liability relating to any Guarantee not released, (b) Seller agrees to maintain (and shall cause to be maintained) each Guarantee not released for the remainder of its remaining term, and (c) Buyer shall, and shall cause the Acquired Companies to, not renew or otherwise extend the original term of any contract, agreement, lease, or other document or instrument to which such unreleased Guarantee relates.

          9.3.6 Canadian Transfer. Prior to the Closing Seller shall cause the Canadian Business to be transferred by ConAgra Limited to UAP Canada pursuant to the assignment and assumption agreement in the form of Exhibit 9.3.6 attached hereto (the "Canadian Operations Assignment and Assumption Agreement") and, in connection with such transfer, ConAgra Limited and UAP Canada shall make the following elections within the time (unless an earlier time is referred to below) and in the manner prescribed by applicable Law, which elections are agreed to by Buyer:

               (i) an election pursuant to subsection 85(1) of the Income Tax Act (Canada) and any similar election under any applicable provincial Law for the transfer of the assets of the Canadian Business at such elected amounts as may be determined by Seller in its sole

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                    discretion, which election shall be made within 180 days of
                    Closing;

               (ii) an election pursuant to section 22 of the Income Tax Act
                    (Canada) and any similar election under any applicable provincial Law with respect to the sale of the accounts receivable; and

               (iii) an election pursuant to section 167 of the Excise Tax Act
                    (Canada) and any similar election under any applicable provincial Law.

               Buyer, ConAgra Limited and UAP Canada waive compliance with the provisions of all applicable legislation regarding bulk sales or similar laws in Ontario or other relevant jurisdictions in respect of the purchase and sale of the Canadian Business and Seller shall indemnify and hold harmless UAP Canada from and against all claims, demands, actions, damages and expenses (including, legal fees and expenses) which are made against and/or which UAP Canada suffers as a result of, or in respect of or arising out of such non-compliance.

          9.4 Excluded Assets; Insurance.

          9.4.1 Retained Intellectual Property. Seller specifically and exclusively retains all right, title and interest in and to the name "ConAgra" (and derivations thereof) and to any logos, trademarks, service marks, trade names, domain names, copyrights and trade dress related thereto (the "Retained Intellectual Property"). Buyer acknowledges that it will not acquire, and that the Acquired Companies do not own, any right, title or interest in or to the Retained Intellectual Property. Buyer agrees that promptly after Closing it will cause the Acquired Companies to discontinue the use of

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               any advertising or other form of media that uses or references any such Retained Intellectual Property. Buyer further agrees that as soon as practicable, but in no event longer than six (6) months after the Closing Date, it shall remove all signage which refers to any Retained Intellectual Property, and take all such other action as may be necessary to dissociate Seller with the operations of the Business after Closing.

          9.4.2 Insurance.

               (a) For purposes of this Agreement, the following terms shall have the following meanings:

               "Insurance Policies" shall mean the insurance policies provided by Third Party Insurers potentially benefiting the Acquired Companies providing for true risk transfer, a list of which is included on Section 9.4.2 of the Seller Disclosure Schedule (Seller makes no representation or warranty that the list is complete), excluding, however, any medical, health, and worker's compensation policies.

               "Covered Claim" shall mean any Acquired Company claim resulting from any occurrence, event or condition existing or occurring prior to the Effective Time that is entitled to coverage under an Insurance Policy.

               "Covered Loss" shall mean the amount to which the insured is entitled to recover with respect to a Covered Claim under the Insurance Policy prior to application of applicable deductibles.

               "Total Deductible" shall mean the deductible or retention under the applicable Insurance Policy to which any Covered Claim is subject, such amounts listed in Section 9.4.2 of the Seller Disclosure Schedule for the Insurance Policies so listed on such Schedule.

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               "UAP Deductible" shall mean the deductible or retention amount applicable to Covered Claims for which the Acquired Companies retain responsibility, such amounts listed in Section 9.4.2 of the Seller Disclosure Schedule for the Insurance Policies so listed on such Schedule; the parties hereto acknowledge and agree that the UAP Deductible for any Insurance Policies not listed in
               Section 9.4.2 of the Seller Disclosure Schedule shall be the deductible or retention amount applicable to the Covered Claims for which the Acquired Companies retained responsibility, which amount may be different than the deductible or retention amounts listed on Section 9.4.2 of the Seller Disclosure Schedule.

               "Seller Deductible" shall mean the amount equal to the difference between the applicable Total Deductible and the applicable UAP Deductible.

               "Third Party Insurer" shall mean the named insurer in an Insurance Policy.

               "ALAE" shall mean all reasonable and necessary expenses specifically allocable to a specific Covered Claim, including, without limitation, (a) all costs associated with the investigation, negotiation, settlement or defense of such claim, including, without limitation, fees paid to attorneys, experts and investigators, fees for medical examinations, witness' travel expense and court reporter fees, and (b) expenses incurred by Seller to finance or fund any letter of credit or surety bond required by insurers with respect to such specific Covered Claim.

               "ULAE" shall mean expenses which cannot be allocated to a specific Covered Claim (a) incurred by a third party claims administrator for the processing, tracking, reporting or handling of Covered Claims; or (b) incurred by Seller to finance or fund any letter of credit or surety bond required by insurers with respect to Covered Claims generally.

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               (b)  As of the Effective Time, the Acquired Companies' coverages under the Insurance Policies will be discontinued with respect to post-Closing occurrences and Buyer shall cause the Acquired Companies to implement their own policies and programs as of the Effective Time.

               (c) From and after the Closing, with respect to any Covered Claim, (x) the Acquired Companies and Buyer shall be responsible for, and shall pay, Covered Losses up to the amount of the UAP Deductible, (y) Seller shall be responsible for, and shall pay, Covered Losses, if any, relating to such Covered Claim to the extent that the amount of such Covered Loss exceeds the applicable UAP Deductible, provided that such amount shall in no event be greater than the applicable Seller Deductible (the "Seller Payment"), and
                    (z) the Acquired Companies shall be entitled to the benefit of any payments required to be made by the Third Party Insurer pursuant to Insurance Policies in respect to such Covered Claim. Notwithstanding the foregoing, Seller shall not be responsible for the Seller Deductible (or any portion thereof), and shall not pay the Seller Deductible (or any portion thereof) with respect to, Environmental Claims.

               (d) To the extent permitted under the applicable Insurance Policy, Buyer and/or the Acquired Companies shall have direct rights as named insured under the Insurance Policies and shall give the applicable Third Party Insurer written notice of any Covered Claim, with a copy of such notice to be given by the Company to Seller. In the event Buyer and/or the Acquired Companies do not have direct rights under and are not permitted under the applicable Insurance Policy to give such notice, Seller shall,

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                    upon the Company's written request, to the extent permitted by the Insurance Policy or otherwise consented to by the Third Party Insurer, assign to the Company the right to such Covered Claim and the Company shall give the Third Party Insurer written notice of such Covered Claim with a copy of such notice to be given by the Company to Seller. If such assignment is prohibited, Buyer and the Acquired Companies shall give Seller and the applicable Third Party Insurer written notice of the Covered Claim and, subject to the other terms and conditions of this Section 9.4.2, Seller shall (i) as soon as practical but in any event within thirty (30) business days following receipt of such written notice from Buyer or the Acquired Companies provide written notice to the applicable Third Party Insurer to the extent such notice is required and (ii) hold the burdens, obligations, rights or benefits relating to such Covered Claim not assignable to the Company in trust for the Company for the account, benefit and burden thereof. Buyer and the Acquired Companies shall give the Third Party Insurer and Seller any information required by an Insurance Policy or Third Party Insurer.

               (e) If Buyer, Seller or their respective Affiliates receive any recovery relating to a Covered Claim from a Person other than a Third Party Insurer, such as by way of contribution, other than any recovery which is required to be paid to any other Person, then the proceeds of such recovery, after the subtraction of the costs to obtain such recovery, shall be paid as follows: (i) First, Seller shall be entitled to such proceeds up to the extent of the Seller Payment; and (ii) the Acquired Companies shall be entitled to any

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                    remaining proceeds of such recovery. Buyer and the Acquired
                    Companies shall cooperate with Seller and provide Seller with access to information to enable Seller to perform its obligations under this Section 9.4.2. Buyer and the Acquired Companies shall comply with all policy obligations, including notice obligations, with respect to claims under an Insurance Policy.

               (f) If an Action has been, or is, taken against any of the Acquired Companies which would have been a Covered Claim but for (i) Seller's nonpayment of premiums for such policy, or
                    (ii) Seller's breach, other than any breach resulting from any action or omission of or by Buyer or an Acquired Company, of Seller's obligations under such policy which results in coverage denial or restriction, then Seller shall indemnify and hold harmless Buyer up to the maximum amount of Covered Loss such insurer would have paid if (i) Seller had satisfied the premium payments, or (ii) Seller had not breached its policy obligations, as applicable. Notwithstanding the foregoing, the parties agree and acknowledge that Seller shall have no Liability or obligation for the failure of any Third Party Insurer to pay any Covered Loss as a result of (i) the financial failure or insolvency of such Third Party Insurer, (ii) any failure of the Acquired Companies to provide information or to take action required by the Third Party Insurer or Insurance Policies with respect to a Covered Claim, or (iii) any action taken by the Acquired Companies with respect to such Covered Claim, including, without limitation, any failure to provide required notices to a Third Party Insurer. Buyer and the Acquired

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                    Companies shall not agree to any settlement of any Covered
                    Claim under any Insurance Policy without the prior written consent of Seller if such settlement amount exceeds the applicable UAP Deductible. Seller shall have the right but not the obligation to participate at its own expense in defense of litigation arising out of any Covered Claim. Seller's right of participation shall include the right to exercise joint control over defense of such Covered Claim.

               (g) Acquired Companies and Buyer shall be responsible for payment of all ALAE until the UAP Deductible has been paid out on any Covered Claims, except those in which Seller has exercised its right to participate in the defense. On those Covered Claims in which Seller is participating in the defense, ALAE shall be shared equally from and after the date of Seller's initial participation until the UAP Deductible and Seller Deductible, respectively, have been paid out on any Covered Claims. Seller shall be responsible for payment of additional ALAE on Covered Losses only after the UAP Deductible has been paid out. Acquired Companies and Buyer shall also be responsible for payment of all ULAE attributable to Covered Claims.

          9.4.3 Corporate Services. Buyer acknowledges that (i) certain management information systems and services are supplied by Seller or its Affiliates (other than the Acquired Companies) to the Business, including without limitation, the systems and services listed on Exhibit 9.4.3 hereto (the "Corporate Services"), and (ii) Buyer will not acquire, and the Acquired Companies do not own, any right, title or interest in or to the Corporate

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               Services, except for the limited rights pursuant to the terms of the Transition Services Agreement.

          9.4.4 Retained Assets. The Retained Assets shall be distributed by the Acquired Companies to Seller or its designees at or before Closing in accordance with the assignment and assumption agreements and other appropriate documents in a form mutually agreeable to Buyer and Seller and consistent with the terms of this Agreement.

          9.5 Record Retention. Except as set forth below and also subject to
     Section 13 hereof, Buyer will cause all books and records (whether retained in hard copy, electronic or any other media) of the Acquired Companies that are in or come into the possession of the Acquired Companies (the "Records") to be retained for seven (7) years after Closing. In addition, except as set forth below and also subject to Section 13 hereof, to the extent any books and records of the Business are retained by Seller following Closing (the "Retained Records"), Seller shall retain the Retained Records for seven (7) years after Closing. During such term, each party shall allow the other party and its representatives access to inspect and copy the Records and Retained Records, as appropriate, during normal business hours to the extent reasonably required for a legitimate business purpose. In the event a party intends to destroy any Records or Retained Records in its control at the end of such seven (7) year term, such party shall first notify the other party at which time the other party shall have the right to remove the Records at their its own cost. The parties acknowledge that, in the past, Seller and the Acquired Companies have routinely disposed of certain books and records on a periodic basis and have not retained such books and records for seven (7) years. Notwithstanding the foregoing, Seller and the Acquired Companies may continue such routine periodic record destruction in the

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     ordinary course of business and in compliance with applicable Law so long as prior to such destruction, the party intending to destroy the records notifies the other party of the nature of such destruction and permits the other party to remove and retain such records at its expense. Notwithstanding the foregoing, following Closing Buyer shall, and shall cause the Acquired Companies to, retain records pursuant to policies established by certain legal proceeding and investigations which have been separately disclosed by Seller to Buyer.

          9.6 Governmental Approvals.

          9.6.1 Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in Section 10 are satisfied and to consummate and make effective the transactions contemplated by this Agreement.

          9.6.2 Each of the parties shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to, any Governmental Authority or any other Person required in connection with, and waivers of any violations, defaults or breaches that may be caused by, the consummation of the transactions contemplated by this Agreement.

          9.6.3 Each party hereto shall promptly inform the other of any communication from the FTC, the DOJ, the Competition Bureau (Canada), the Investment

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               Review Division of Industry Canada or any other Governmental
               Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          9.6.4 Without limiting the generality of the foregoing, Buyer will, and Seller will use reasonable commercial efforts to, obtain all authorizations, approvals or waivers required under the HSR Act, the Competition Act (Canada) and the Investment Canada Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the DOJ, the FTC, the Competition Bureau (Canada) and the Investment Review Division of Industry Canada required in connection therewith (the initial filings to occur no later than three (3) business days following the execution and delivery of this Agreement) and responding as promptly as practicable to all inquiries received from the DOJ, the FTC, the Competition Bureau (Canada), the Investment Review Division of Industry Canada or any Governmental Authority for additional information or documentation. Buyer and Seller shall pay their own respective legal fees associated with the above referenced filings. Buyer shall pay all other fees associated with the above

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               referenced filings. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, the Competition Act (Canada), or the Investment Canada Act. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, the Competition Bureau (Canada), and the Investment Review Division of Industry Canada. The parties acknowledge that the email letter to the Investment Review Division of Industry Canada dated October 23, 2003 has satisfied the obligation in this Section 9.6.4 to make the initial filings referred to in this Section 9.6.4 with the Investment Review Division of Industry Canada. The parties further acknowledge that Buyer has initiated a process to obtain confirmation from the Investment Review Division of Industry Canada that the transactions contemplated by this Agreement are not reviewable under the Investment Canada Act and that Buyer shall not be in breach of any of its covenants or obligations under this Agreement in pursuing this process until November 7, 2003. If Buyer has not received such confirmation from the Investment Review Division of Industry Canada by November 7,
               2003, Buyer shall, unless otherwise agreed by Seller, file an application for review under the Investment Canada Act by November 14, 2003, Seller's agreement not to be unreasonably withheld.

          9.7 Investigation and Agreement by the Parties; No Other Representations or Warranties.

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          (a) Buyer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Business, and Buyer has requested such documents and information from Seller as Buyer considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Buyer acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from Seller with respect to any matter Buyer considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Buyer's investigation of the Business, Buyer and its representatives have received from Seller or its representatives certain projections and other forecasts for the Business and certain estimates, plans and budget information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Buyer is familiar with such uncertainties; that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that Buyer will not (and will cause all of its respective Subsidiaries or other Affiliates or any other Persons acting on its behalf to not) assert any claim or cause of action against any of Seller's direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto, except in the case of fraud or willful misconduct on the part of Seller or such other Person.

          (b) Buyer agrees that, except for the representations and warranties made by Seller that are expressly set forth in this Agreement, Seller has not made and shall not be

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     deemed to have made to Buyer or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, Buyer agrees, except as set forth in this Agreement, that neither Seller nor any of Seller's Affiliates makes or has made any representation or warranty to Buyer or to any of Buyer's representatives or Affiliates with respect to:

               (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business, the Acquired Companies or the future business, operations or affairs of the Business or the Acquired Companies heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

               (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Buyer or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Business or the Acquired Companies, except to the extent covered by a representation and warranty made by Seller and contained in this Agreement.

          9.8 Notification. For purposes of Section 8.5 and this Section 9.8,
     (a) the "actual knowledge of Buyer" means the actual knowledge (without any duty to investigate) of Josh Harris, Marc Becker or Stan Parker, and (b) Buyer will not be deemed to have actual knowledge merely as a result of any investigation or inquiry regarding the Business, including any review by Buyer or its lawyers, consultants, accountants or other advisors

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     or agents of documents or materials that contain facts from which it may be inferred that Buyer had such actual knowledge. Prior to Closing, Buyer shall promptly inform Seller in writing when it has actual knowledge of any breach of the representations, warranties or covenants contained in this Agreement that is sufficient to allow Buyer or any other Person to bring a claim for indemnification against Seller pursuant to the terms of this Agreement. If Buyer notifies Seller of any breach of this Agreement or Seller has knowledge of any breach of this Agreement by it, then no such notification or knowledge will be taken into account in determining whether any Person is entitled to indemnification under this Agreement.

          9.9 Litigation.

          9.9.1 Acquired Company Litigation. Buyer acknowledges that various Actions are now pending or may arise after the date hereof which result from operations of the Business or the Acquired Companies and which name, or may in the future name, Seller (and/or one or more of Seller's Affiliates), either individually, together with one or more of the Acquired Companies, or otherwise, as a party thereto, including, without limitation, the Actions described in the Seller Disclosure Schedule (the "Company Litigation"); provided, however, that for the purposes of this Agreement, the term "Company Litigation" shall not include the Retained Litigation. From and after the Closing, Buyer shall indemnify, defend and hold Seller and Seller's Affiliates harmless from and against all Liability relating to the Company Litigation including, without limitation, all costs and expenses of defending the Company Litigation, but excluding any Liability arising out of the operation of any business other than the Business by Seller or its

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               Affiliates (other than the Acquired Companies) and excluding any
               Liability to the extent Buyer is entitled to indemnification pursuant to Section 12.1 hereof. Buyer may settle or compromise any such Company Litigation (i) with the written consent of Seller, which consent shall not be unreasonably withheld or delayed, or (ii) without such consent, so long as such settlement or compromise includes (A) an unconditional release of Seller and/or its Affiliates, as the case may be, from all Liability in respect of such Company Litigation, (B) does not subject Seller or its Affiliates to any injunctive relief or other equitable remedy, and (C) does not include a statement or omission of fault, culpability or failure to act by or on behalf of Seller or its Affiliates. Seller and its Affiliates shall have the right, but not the obligation, to participate at their own expense in the defense of any Company Litigation and any such participation shall not in any way diminish or lessen the obligations of Buyer hereunder. Seller shall reasonably cooperate with Buyer, at Buyer's cost and expense, in connection with the defense of any Company Litigation and, in connection therewith, shall furnish on a timely basis all such information, records, documents and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Buyer, and provide, on a timely basis, access to and availability of its employees for purposes of such litigation, including, without limitation, for purposes of assisting in trial preparation and the conduct of any trial.

          9.9.2 Retained Litigation. Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that Seller, at its cost

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               and expense, shall retain, and shall have the sole right to control, all claims and causes of action which have been asserted or may be asserted in the future by or on behalf of the Acquired Companies in the following captioned lawsuits and/or any other lawsuits which may be filed in the future with respect to the subject matter of such captioned lawsuits (hereinafter collectively referred to as the "Retained Litigation"):

          (a)  In re Linerboard Antitrust Litigation, MDL Docket No. 1261 (E.D.
               Pa),

          (b) In re Vitamins Antitrust Litigation (MDL No. 1285) Misc. 99-0197 (D.D.C.), and

          (c) Giral v. F-Hoffman LaRoche, Civil Action No. 98 CA 7467 (D.C. Sup. Ct.);

     including any appeals thereof.

     Seller shall be entitled to receive and retain the benefits of any judgment awarded or settlement reached in connection with the Retained Litigation. Buyer shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller, at Seller's cost and expense, in respect to the Retained Litigation and, in connection therewith shall furnish, on a timely basis, all information, records, documents and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Seller and provide, on a timely basis, access to, and availability of, Company Employees for purposes of such litigation, including, without limitation, for purposes of assisting in trial preparation and the conduct of any trial. Seller may settle or compromise the Retained Litigation (i) with the written consent of Buyer, which consent shall not be unreasonably withheld or delayed, or (ii) without such consent, so long as such settlement or compromise includes (a) an unconditional release of the Acquired Companies from all Liability in respect of such Retained Litigation to the extent

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any of the Acquired Companies are named as a defendant in such Retained
Litigation or it would be reasonable to expect that any of the Acquired Companies will be named as defendants in connection with such Retained Litigation, (b) does not subject Buyer or its Affiliates (including the Acquired Companies) to any injunctive relief or any equitable remedy and (c) does not include a statement or admission of fault, culpability, or failure to act by or in behalf of Buyer or its Affiliates (including the Acquired Companies).

          9.10 Confidentiality Agreement. Buyer, on behalf of itself and its Affiliates, and Seller hereby agree that the Confidentiality Agreement shall, effective as of Closing, terminate and be of no further force or effect.

          9.11 Lear. The parties acknowledge that Seller currently leases the Lear 35 and that such lease includes an option to purchase the Lear 35 (the "Lear Purchase Option") which may be exercised on the quarterly anniversary dates of such lease (the "Buyout Date Restriction"). Buyer shall have the option to include the Lear 35 as an asset of the Company in accordance with the terms of this Section 9.11 (the "Option"). The Option can be exercised by Buyer at any time prior to the tenth (10th) business day prior to the Closing Date by written notice to Seller and, once exercised, shall be irrevocable. If the Option is exercised, Seller shall exercise the Lear Purchase Option, cause the Lear 35 to be transferred to the Company, and Net Book Value shall be increased by an amount equal to the Lear Purchase Option price plus reasonable costs of acquiring the Lear 35, including filing fees, registration costs, taxes, attorney fees and other direct out-of-pocket costs. If the Option is exercised, Seller shall use commercially reasonable efforts to obtain a waiver of the Buyout Date Restriction from the lessor of the Lear 35. If such waiver is received in sufficient time prior to Closing to allow the Company to obtain title to the Lear 35 at Closing, then title to the Lear 35 shall be transferred to the Company

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     immediately prior to the Effective Time. If the waiver is not received in sufficient time prior to Closing to allow the Company to obtain title to the Lear 35 at Closing, then the Lear Purchase Option will be exercised on the quarterly anniversary date of the lease first succeeding the Closing Date, and Seller shall, as soon as practicable, cause title to the Lear 35 to be transferred to the Company.

          9.12 Termination Expenses. Buyer, on behalf of itself and its Affiliates, and Seller hereby agree that the letter agreement, dated July 28, 2003 between Apollo Management V, L.P. and Seller shall terminate and be of no further force or effect if Closing shall not have occurred on or before November 30, 2003.

          9.13 Greenville Environmental Matters.

          9.13.1 Subject to all of the provisions of this Section 9.13, Seller shall reimburse Buyer or the Acquired Companies for two-thirds (2/3) of the direct out-of-pocket Environmental Costs paid by Buyer or any Acquired Company to remediate as required by Environmental Laws the presence, Release, threatened Release, or migration of any Hazardous Materials in violation of Environmental Laws, at, from, in, to, on or under the real property and facilities located at 917 Platte Road and 2673 Old Leland Road in Greenville, Mississippi (the "Greenville Site") solely to the extent such Environmental Costs directly relate to facts, circumstances or conditions existing prior to the Effective Time (the "Greenville Environmental Matters"). Seller shall not be required to pay, or reimburse Buyer for, any Environmental Costs paid to remedy any conditions or circumstances resulting from occurrences after the Effective Time. Seller's obligation to reimburse Environmental Costs of Buyer and the Acquired Companies

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               shall specifically exclude any such costs to the extent such costs are caused, contributed to, increased or exacerbated by activities, operations, circumstances or conditions arising or occurring at the Greenville Site after the Effective Time. Seller shall have no obligation to reimburse Buyer for any Environmental Costs for the Greenville Environmental Matters in excess of the Lowest Cost Response.

          9.13.2 Subject to the terms of this Section 9.13, Buyer or the Company shall have exclusive control over all Greenville Environmental Matters, including exclusive control over the selection and performance of any response or remedy necessary to resolve any Environmental Claims relating to the Greenville Environmental Matters. Seller shall have the right, but not the obligation, at its own expense, to participate in any discussions, correspondence, proposals, meetings, hearings and proceedings with or involving Governmental Authorities, environmental consultants or contractors which relate to any Greenville Environmental Matter, and Buyer shall provide reasonable advance notice of the same to Seller. Buyer shall provide to Seller, at Buyer's expense, copies of any documents relating to the above, including, without limitation, any response, remediation or corrective action proposals, notices of violations, claims, communications or other information. Buyer and the Acquired Companies shall not propose any response, remediation or corrective action plan to any Governmental Authorities or other third parties, and shall not implement or consent to implement any such plan or any other remediation, relating to Greenville Environmental Matters unless and until

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               approved in writing by Seller, which approval shall not be unreasonably withheld or delayed.

          9.13.3 Buyer shall obtain the written consent of Seller, which consent will not be unreasonably withheld or delayed, prior to any Phase I, Phase II or any other environmental studies, surveys, or investigations, including testing and sampling (collectively "Environmental Studies"), being conducted with respect to the Greenville Site, unless such action is required by a Governmental Authority, Buyer's financing sources or any purchaser of the Greenville Site from Buyer or an Acquired Company, in which case Buyer will give Seller prompt advance written notice of all such Environmental Studies proposed to be conducted. Seller or its representatives shall be provided the opportunity to review and monitor, be present at, and participate in any such Environmental Studies and Buyer shall provide to Seller, at Buyer's cost, copies of all such Environmental Studies and all information obtained in connection with such Environmental Studies. Buyer agrees that neither it, its representatives nor any third party will conduct any construction, demolition, excavation, remodeling or other physical changes, involving ground disruption, to the property at the Greenville Site, without Seller's prior written consent, which consent will not unreasonably be withheld or delayed, unless such action is reasonably required to repair or maintain the structural integrity or operational condition of the facility, in which case (i) Buyer will give Seller prompt advance written notice of such action, (ii) Seller or its representatives shall be provided the opportunity to review

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               and monitor, be present at, and participate in any such
               activities of the facility, and (iii) Buyer shall provide Seller with copies of any information obtained in connection with such actions which may relate to Seller's obligations under this
               Section 9.13. Buyer agrees that it will use reasonable commercial efforts to conduct any Environmental Studies, construction, demolition, excavation, remodeling and management of the Greenville Site in a manner that will mitigate and not exacerbate any exposure for Environmental Costs for which Seller may be obligated under the provisions of this Section 9.13, until Seller's obligations hereunder terminate.

          9.13.4 All direct out-of-pocket costs related to the Greenville Litigation, including counsel fees, defense costs, settlement payments and judgments, incurred by Seller, Buyer or any Acquired Company (the "Greenville Expenses") shall be fully paid by the Company. Subject to the provisions of this Section 9.13, Seller will reimburse Buyer for two-thirds (2/3) of the Greenville Expenses paid by Buyer to the extent in excess of the Greenville Reserves.

          9.13.5 Seller shall, at its option, have the exclusive right to direct and control the Greenville Litigation including the selection of attorneys, experts and consultants. Seller shall have the right to transfer the control of the Greenville Litigation to Buyer at any time. If control of the Greenville Litigation is transferred to Buyer, Seller shall have the right to participate in such defense at Seller's cost. Buyer and Seller agree that the party controlling the defense of the Greenville Litigation will not settle such

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               matter, or any part thereof, without written notice to and the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Buyer shall provide Seller and its representatives all access to information, documentation, employees and former employees, with respect to the Greenville Site, and shall provide all reasonable cooperation, necessary for Seller to defend the Greenville Litigation. Buyer shall not discard or destroy any documents, records, or information in any form or format, relating to the Greenville Site and Greenville Litigation until Seller's obligations hereunder terminate.

          9.13.6 Seller shall not be obligated, and shall have no Liability, under the provisions of this Section 9.13 for any claim relating to Greenville Environmental Matters which is presented to Seller by Buyer more than four (4) years after the Closing Date. Notwithstanding the foregoing, it is specifically understood and agreed that any claim for Environmental Costs for which indemnification may be sought need not be incurred or paid by Buyer within the foregoing period, but only that notice of a specific claim for reimbursement required under the provisions of
               Section 9.13.1 be asserted and presented to Seller within such period. Any such claim shall set forth, with reasonable specificity, the nature of the claim, the remediation required, and the source of the remediation requirement, and shall include a copy of the demand or notice received by Buyer to which such claim relates.

          9.13.7 Seller's aggregate Liability under this Section 9.13 shall in no event exceed Ten Million Dollars ($10,000,000.00).

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          9.13.8 Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the provisions of this
               Section 9.13 are solely for the benefit of Seller, Buyer and the Acquired Companies, and are not intended, and shall not create, any third party beneficiary rights in or to any other Person. The provisions of this Section 9.13 shall not be assignable except that Buyer may assign all or any of its rights under this Section
               9.13 by way of security to any Financiers lending money or making other banking facilities available to the Buyer; provided, further, however, that no such assignment shall relieve Buyer of its obligations hereunder.

     10. Conditions Precedent to Obligations.

          10.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority, which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto, for which the failure to obtain, make or occur would have the effect of making any of the transactions contemplated hereby illegal shall have been obtained, made or occurred.

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               (b)  HSR Act. The waiting period (and any extension thereof)
                    under the HSR Act and any other applicable antitrust Laws (other than the Competition Act (Canada)) shall have expired or been terminated.

               (c) Competition Act (Canada). Either: (i) the waiting period (and any extension thereof) under the Competition Act (Canada) shall have expired or been terminated or waived, and the Commissioner of Competition shall have advised that the Commissioner does not at the current time intend to make an application under Section 92 of the Competition Act (Canada); or (ii) a certificate shall have been issued under
                    Section 102 of the Competition Act (Canada).

               (d) Investment Canada Act. Buyer shall: (i) have received correspondence from the Investment Review Division of Industry Canada confirming that the transactions contemplated by this Agreement are not subject to an application for review; or (ii) have provided a letter to the Investment Review Division of Industry Canada confirming discussions with the Investment Review Division of Industry Canada, that the transactions contemplated by this Agreement, in the view of the Investment Review Division of Industry Canada, are not subject to an application for review; or (iii) have received, where an application for review has been made by Buyer, written evidence from the Minister of Industry Canada that the Minister is satisfied or deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada.

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               (e)  No Injunction. No Governmental Authority having jurisdiction over Seller or Buyer, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect nor shall any Action be pending (if such pending Action could reasonably be expected to be successful) at what would otherwise be the Closing Date and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting consummation of the transactions contemplated herein.

          10.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived in writing by Buyer:

               (a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except for such inaccuracies that would not have a Company Material Adverse Effect (it being understood that for purposes of this Section 10.2(a), the representations and warranties shall be read as if there were not Company Material Adverse Effect qualifications therein except for the Company Material Adverse Effect qualifier referred to in this
                    Section 10.2(a)). Buyer shall have received an officer's certificate signed on behalf of Seller to such effect.

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               (b)  Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have received an officer's certificate signed on behalf of Seller to such effect.

               (c) Financing. The conditions to the Financing set forth in the Senior Bank Commitment Letter shall have been satisfied.

               (d) Deliveries. The deliveries by Seller referred to in Section 4 shall have been made.

          10.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions, unless waived in writing by Seller:

               (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such inaccuracies that would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements. Seller shall have received an officer's certificate signed on behalf of Buyer to such effect.

               (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and Seller shall have received an officer's certificate signed on behalf of Buyer to such effect.

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               (c)  Deliveries. The deliveries by Buyer referred to in Section 4 shall have been made.

          10.4 Conditions Relating to Ancillary Canadian Assets. In the event that all other conditions to consummation of the transaction set forth herein have been satisfied or waived on or prior to the Closing Date except for the condition set forth in Section 10.1(d) (the "IRD Condition"), then the parties agree that the Closing shall occur pursuant to the terms hereof except that, prior to the Closing, the parties shall enter into a separate agreement by which the ownership of and title to the Ancillary Canadian Assets shall be retained by, or transferred to, Seller prior to the Effective Time and operated for the benefit of the Acquired Companies, at Buyer's sole risk, cost, expense, and liability (to the same extent as if Buyer owned or leased the Ancillary Canadian Assets), until such time as the IRD Condition has been satisfied or waived, at which time the Ancillary Canadian Assets will be transferred to Buyer or an Acquired Company (the "Retention Agreement"). The Retention Agreement shall further provide the mechanism by which Buyer shall obtain the benefit of the Ancillary Canadian Assets and shall pay or cause to be paid and/or reimburse or cause to be reimbursed, Seller for all such risk, cost, expense and liability. Retention of the Ancillary Canadian Assets pursuant to the Retention Agreement shall not affect the remaining terms of this Agreement. The parties agree that the failure to satisfy the IRD Condition shall in no way hinder or prevent the Closing of the transaction as otherwise contemplated hereunder. Upon satisfaction of the IRD Condition, Seller shall promptly transfer title to and ownership of the Ancillary Canadian Assets to Buyer under the terms hereof.

     11. Termination.

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          11.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

               (a)  by mutual written agreement of Seller and Buyer;

               (b) by either Seller or Buyer, if Closing shall not have occurred on or before December 31, 2003, as such date may be extended by the 30-day cure period provided for in Sections 11.1(d) and (e) (the "Termination Date"); provided that the party seeking to terminate this Agreement pursuant to this
                    Section 11.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated herein on or before the Termination Date;

               (c) by either Seller or Buyer, if any permanent injunction, order, decree or ruling by any Governmental Authority of competent jurisdiction preventing the consummation of the transactions contemplated herein shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used commercially reasonable efforts to remove such injunction or overturn such action;

               (d) by Buyer, if there has been a material breach of the representations or warranties, covenants or agreements of Seller set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Buyer to Seller; provided, however, that this termination right under this Section 11.1(d) shall not be available unless the individual or aggregate impact of all

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                    inaccuracies of such representations and warranties (without regard to any Company Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would cause any condition set forth in Section 10.1 or 10.2 to not be fulfilled (or rendered not reasonably capable of being fulfilled);

               (e) by Seller, if there has been a material breach of any of the representations or warranties, covenants or agreements of Buyer set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Seller to Buyer.

          11.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 11, the transactions contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of this Section 11.2, all of Section 14 and the terms of the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any breach of this Agreement.

     12. General Indemnity.

          12.1 Indemnification of Buyer by Seller. From and after the Closing, Seller shall indemnify and hold Buyer and the Acquired Companies, and the directors, officers, employees and Affiliates of Buyer, harmless from and against any and all Losses that may be sustained, suffered or incurred by any of them as a result of, or based upon or arising from or in respect of:

          12.1.1 Any misrepresentation or breach of warranty on the part of Seller or any of its Affiliates (other than the Acquired Companies) under this

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               Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Seller or its Affiliates (other than the Acquired Companies) to Buyer hereunder; provided that for purposes of this Section
               12.1.1 all such representations and warranties shall be made without regard to any Company Material Adverse Effect qualifier(s) contained in any and each such representation and warranty;

          12.1.2 Any nonfulfillment of any covenant or agreement on the part of Seller or any of its Affiliates (other than the Acquired Companies) under this Agreement;

          12.1.3 The Retained Assets, and operation of the Retained Businesses prior to the Closing Date;

          12.1.4 The matters referred to in the press releases of Seller dated May 25, 2001 and June 22, 2001; provided that indemnifiable Losses under this Section 12.1.4 shall be limited to any fines, penalties or out-of-pocket settlement or judgment payments imposed on the Company, or claims for director and officer indemnification made against the Company under corporate Law, the Company's currently existing Fundamental Documents or a currently existing employment agreement by any director or officer of the Company (in their capacity as a director or officer), to the extent relating to such matters.

          12.1.5 Any Environmental Costs in connection with (i) the presence, Release, threatened Release, or migration of any Hazardous Materials, at, from, in, to, on or under the Retained Site, including but not limited to pollution,

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               contamination, damage degradation, natural resource damages, injury or damage to property related thereto; (ii) exposure or injury (including death) of Persons to Hazardous Materials at or emanating from the Retained Site; or (iii) any violation of any Environmental Law or Environmental Permit at the Retained Site (all of the above collectively defined as the "Pre-Existing Environmental Matters"). For purposes of this Agreement, "Environmental Costs" means any losses, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including without limitation, reasonable fees, disbursements and expenses of experts, engineers and consultants, and the costs of investigations or feasibility studies and performance of remedial or removal actions and cleanup activities) required under (or to enable compliance with) any Environmental Law or Environmental Permit. Seller shall have exclusive control over the cessation of operations and closing of the Retained Site, including the selection and performance of any response or remedy necessary to the cessation of operations and closing. Buyer and the Company shall cooperate with Seller in all matters relating to the cessation of operations and closing of the Retained Site, including but not limited to compliance with Ohio hazardous waste laws and Cessation of Regulated Operations rules, as set forth in the Ohio Revised Code and Ohio Administrative Code. Buyer and the Company shall provide Seller and its representatives access to and cooperation of Buyer's and the Company's employees and environmental consultants and access to all documents, records or information, in any form or format,

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               prepared by or on behalf of Buyer or the Company or in Buyer's or the Company's possession, necessary to the cessation of operations and closing of the Retained Site.

          12.1.6 All other Actions, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, attorneys' fees and other out-of-pocket expenses.

     For purposes of Section 12.1.1 the representations and warranties set forth in Sections 7.9.2, 7.13.1, 7.14.1, 7.14.2, 7.15, 7.17, 7.19, 7.22(a), and 7.26
shall be read as if the words "as of the date hereof" did not appear therein and the representations and warranties in such sections, although not required to be made as of the Closing Date pursuant to Section 10.2(a), will be deemed to have been made as of the date hereof and as of the Closing Date (with such representations and warranties to be read for such purposes so that the term "as of the date hereof" shall mean "as of the Closing Date").

          12.2 Indemnification of Seller by Buyer. From and after the Closing, Buyer and the Company shall indemnify and hold Seller, and its directors, officers, employees and Affiliates, harmless from and against any and all Losses that may be sustained, suffered or incurred by any of them as a result of, or based upon or arising from or in respect of:

          12.2.1 Any misrepresentation or breach of warranty on the part of Buyer or its Affiliates under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Buyer or its Affiliates to Seller hereunder; and

          12.2.2 Any nonfulfillment of any covenant or agreement on the part of Buyer or its Affiliates under this Agreement, including the other indemnification obligations of Buyer set forth in this Agreement;

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          12.2.3 The failure of Buyer or the Acquired Companies to pay, perform or discharge any of the Liabilities of any Acquired Company arising prior to, at or after the Closing, except to the extent such Liability is subject to indemnification from Seller under this Agreement or any of the Ancillary Agreements.

          12.2.4 All other Actions, demands, assessments, adjustments, costs and expenses incident to the foregoing or the Buyer Indemnities and including, without limitation, attorneys' fees and other out-of-pocket expenses.

          12.3 Third Party Claims. Except as set forth in Section 13, all claims for indemnification pursuant to this Agreement relating to third party claims shall be asserted and resolved as set forth in this Section 12.3, subject, however, to the terms, conditions and limitations otherwise set forth in this Agreement. In the event that any written claim or demand for which an Indemnifying Party would be liable is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party in writing of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnified Party shall not be foreclosed by any failure to provide timely notice of the existence of a third party claim or demand to the Indemnifying Party except to the extent that the Indemnifying Party incurs any material out-of-pocket expense or otherwise has been materially prejudiced as a result of such delay. With respect to any claim or demand set forth in a Claim Notice, if the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party within

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     60 days following receipt of a Claim Notice (the "Notice Period") that the
     Indemnifying Party is obligated under the terms of their indemnification obligations hereunder in connection with such claim or demand, then the Indemnifying Party shall have the right to assume the defense of such claim or demand in good faith and at its own expense and by its own counsel; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any third party claim, notwithstanding the giving of such written acknowledgement, if (i) the claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (iii) such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Party or (iv) the Indemnifying Party shall not have assumed the defense of the third party claim within the Notice Period. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. So long as the Indemnifying Party (a) has assumed the defense of such third party action in accordance with this Section 12.3 and is defending any such third party claim, or (b) has been precluded from assuming the defense of such third party claim by any of clauses (ii) to
     (iv) of this Section 12.3, the Indemnified Party shall not settle or compromise such third party claim without the consent of the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such

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     claim or demand. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its counsel in defending any claims or demands, including, without limitation, making available to the Indemnifying Party all information reasonably available to the Indemnified Party relating to such claim or demand, and shall not take any action which is reasonably likely to be detrimental to such defense. In addition, the Indemnified Party and the Indemnifying Party shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or demand. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If any Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand (i) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof without the written consent of the Indemnified Party and (ii) without obtaining a (a) release from all Liability with respect to such claim or demand and (b) the dismissal with prejudice of any litigation or other proceeding with respect to such claim or demand, in each case, for the benefit of and in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects not to defend the Indemnified Party against a claim or demand for which the Indemnifying Party would be liable, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful

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     (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder. If the Indemnifying
     Party elects not to defend any such third party claim, the Indemnified
     Party shall have no obligation to do so, but may settle or compromise any such third party claim at the risk and expense of the Indemnifying Party.
     To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts in the defense of all such claims and demands.

          12.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification pursuant to this Agreement which is not subject to Section
     12.3 because no third party action is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms of this Agreement. The Indemnified Party shall not be foreclosed by any failure to provide timely notice except to the extent that the Indemnifying Party has been prejudiced as a result of such delay.

          12.5 Limitations.

          12.5.1 Basket. Seller shall have no Liability for indemnification obligations under this Agreement pursuant to Section 12.1.1 (or, in each such case, Section 12.1.6 to the extent relating thereto) except to the extent the aggregate Liability for such indemnification obligations exceeds Ten Million Dollars ($10,000,000) (the "Indemnity Basket"), provided that Liability for indemnification obligations for breaches of the

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               representations and warranties contained in Sections 7.1, 7.2,
               7.3, 7.6, 7.7, 7.8, 7.11, 7.24 and 7.25 shall not be subject to the Indemnity Basket.

          12.5.2 Cap. Seller's aggregate Liability for indemnification obligations under this Agreement pursuant to Section 12.1.1 (or
               Section 12.1.6 to the extent relating thereto) shall in no event exceed One Hundred and Fifty Million Dollars ($150,000,000) (the "Indemnity Cap"), provided that Liability for indemnification obligations for breaches of the representations and warranties contained in Sections 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.11, 7.24
               and 7.25 shall not be subject to the Indemnity Cap.

          12.5.3 Remedies. Except in the case of fraud or intentional misrepresentation, the provisions of this Section 12 and Section 13 shall be the exclusive basis for the assertion of claims for monetary damages against, or the imposition of Liability on, Seller, Buyer or the Company or their respective Affiliates in respect of the transactions contemplated herein, including, without limitation, any breach or alleged breach of this Agreement.

          12.5.4 Mitigation. Seller, Buyer and the Company will use commercially reasonable efforts to mitigate the losses, costs, expenses and damages for which such party may become entitled to indemnification hereunder, including without limitation, Section 13 hereof.

          12.5.5 Net Recovery. The amount to which Buyer may become entitled pursuant to Section 12 or Section 13 hereof shall be net of any recovery (whether by way of payment, discount, credit, set off, Tax benefit, counterclaim or otherwise) received by Buyer or any Acquired Company from a third

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               party (including any insurer or Governmental Authority) or any
               Tax cost in respect of such claim. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the deductibility of any indemnified Loss. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination with respect to the indemnified party's Liability for Taxes and, if necessary, each of Seller or Buyer, as the case may be, shall make payments to the other to reflect such adjustment. To the extent that such recovery does not decrease Seller's obligations because the recovery was not actually received until after Seller made the applicable payment, such recovery shall be promptly repaid by Buyer to Seller, less all reasonable costs, charges and expenses incurred by Buyer in obtaining such recovery from the third party.

          12.5.6 Reserves. Seller's Liability for any breach of representation, warranty or covenant, under Sections 12 or Section 13 hereof, or otherwise shall be reduced to the extent of any reserve (taking into account prior claims against such reserve, if any) reflected in the Final Net Book Value with respect to the matter covered by such representation, warranty or covenant, such indemnified matter or otherwise.

          12.5.7 Limitation of Damages. Seller shall be responsible under this Agreement, including, without limitation, Section 13 hereof, only for direct damages, and shall in no event be liable for incidental, indirect, special,

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               consequential, punitive or similar damages or losses except to the extent that any Indemnified Party must pay any such damages or losses to a third party.

          12.5.8 Satisfaction of Indemnity Claims. Notwithstanding any of the terms and conditions of this Agreement to the contrary, at Seller's option, amounts payable by Seller with respect to any indemnity claim brought under this Agreement, including Section 13 hereof, will be satisfied by either (i) the payment of cash, or (ii) a combination of the payment of cash and the conveyance of a portion of the Shares. If Seller elects subpart (ii), the shares reconveyed shall be valued at such share's initial par value; the value of shares conveyed with respect to any claim shall not exceed an amount equal to the "Preferred Percentage" multiplied by the amount of such claim. "Preferred Percentage" shall equal the Preferred Consideration (as such consideration may be increased in accordance with the terms of the Preferred Letter) divided by the Purchase Price.

          12.6 Adjustments to the Purchase Price. Any indemnity payment pursuant to this Agreement (including payments under Section 12 or Section 13) shall be treated as an adjustment to the Purchase Price.

          12.7 Taxes. Except as expressly provided in this Section 12 or Section 13, none of the provisions of Section 12 (other than Sections 12.5.4, 12.5.5, 12.5.6, 12.5.7, 12.5.8 and 12.6) shall apply to Sections 7.11 or 13 hereof or any other representation, warranty or covenant in respect of any Tax matter of the Acquired Companies.

     13. Tax Covenants and Special Tax Indemnity.

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          13.1 Transfer Taxes. Seller shall be responsible for and pay all
     Non-Income Taxes ("Transfer Taxes") imposed on or in connection with (i) the transactions contemplated by the Canadian Operations Assignment and Assumption Agreement and (ii) the transactions contemplated by Section 9.4.4, provided that Buyer shall be responsible for and pay all Transfer Taxes imposed on or in connection with (i) the sale of the Stock, (ii) the deemed or actual sale of the assets of the Acquired Companies, and (iii) all other transactions contemplated in this Agreement, excluding the transactions described in Sections 9.3.6, 9.4.3 and 9.4.4 hereof.

          13.2 Tax Sharing Agreements. Any tax sharing or other allocation agreement with respect to Taxes between any Acquired Company and Seller (and each of its Subsidiaries) is hereby terminated as of the Closing Date and shall have no further effect for any taxable period (whether the current year, a past year or a future year). This Section 13 and Section
     7.11 above shall control all of the parties' respective obligations for Taxes affecting the Acquired Companies and supersedes any and all prior agreements, contracts or understandings regarding the Acquired Companies' Taxes between Seller and any of the Acquired Companies.

          13.3 Section 338(h) Joint Election and Tax Returns.

          13.3.1 Section 338(h)(10) Joint Election. Buyer and Seller each agree that they shall make an election or join in making an election under Section 338(h)(10) of the Code, to treat the sale of the Stock and the stock of the Acquired Companies as a sale of all of the assets of each Acquired Company (including a Section 338(g) election by Buyer with respect to UAP Canada and Access) (collectively, a "Section 338(h)(10) Joint Election") for United States federal Income Tax purposes and an election

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               under the statutes of such states and localities as permit an equivalent election to treat the sale of the Stock and the stock of the Acquired Companies as a sale of all of the Acquired Companies' assets as provided by such states' and localities' applicable laws for state and local Income Tax purposes. Buyer and Seller agree to take all such reasonable action necessary to give effect to the Section 338(h)(10) Joint Election for federal, state and local Income Tax purposes to the greatest extent permitted by Law, including the timely filing of IRS Form 8023 or state or local equivalent; provided, however, the parties hereby agree that no equivalent election will be made or filed with any foreign government or agency for any foreign Tax purpose.

          13.3.2 Purchase Price Allocation.

               (a) Seller shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Companies' assets in accordance with Code Sections 338 and 1060 and Treasury regulations thereunder (and any similar provision of state or local law, as appropriate), which allocation shall be substantially consistent with Schedule 13.3.2, other than as required by changes in the assets of the Acquired Companies that occur between the date hereof and the Closing Date. Seller shall deliver such allocation (the "Proposed Final Allocation") to Buyer within 65 days after the delivery of the Preliminary Audited Closing Balance Sheet to Buyer and Seller. If Buyer does not object to the Proposed Final Allocation within 65 days of its receipt, it shall become the Final Allocation. If Buyer objects to the Proposed Final Allocation within the

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                    time provided in the prior sentence, Buyer and Seller shall negotiate in good faith to resolve any disagreements regarding the Proposed Final Allocation. If agreement cannot be reached within 10 business days, then the Final Allocation shall be determined by a big four accounting firm acceptable to both parties. Seller, Buyer, the Acquired Companies and their respective Affiliates shall report, act, and file Tax Returns (including, but not limited to, IRS Form 8883) in all respects and for all purposes consistent with the Final Allocation. Neither Seller, Buyer, the Acquired Companies nor their respective Affiliates shall take any position (whether in audits, Tax returns, or otherwise) which is inconsistent with the Final Allocation unless required to do so by a final, non-appealable decision of a court of competent jurisdiction.

               (b) For the purposes of Sections 3.5 and 4.2.14, the portion of the Purchase Price allocated to the Canada Stock and the Access Stock, respectively, shall be agreed upon by Seller and Buyer, acting reasonably, which allocation shall be based upon the Net Book Value attributable to each of the Canada Stock and Access Stock. For the purposes of Closing, such allocations shall be based upon the Estimated Closing Balance Sheet and thereafter shall be adjusted (if required) based on the Final Closing Balance Sheet. If the final allocation of the Purchase Price to the Access Stock exceeds the amount allocated to the Access Stock at Closing, the provisions of Section 4.2.14 shall apply (with such modifications as are necessary) to any additional payment for the Access Stock. Seller, Buyer and their respective Affiliates shall report, act, and file Tax Returns for

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                    Canadian Tax purposes consistent with the final allocations to the Canada Stock and the Access Stock. Neither Seller, Buyer nor their respective Affiliates shall take any position for Canadian Tax purposes (whether in audits, Tax returns, or otherwise) which is inconsistent with such final allocations unless required to do so by a final, non-appealable decision of a court of competent jurisdiction.

          13.3.3 Tax Returns. Buyer shall cause the Acquired Companies to consent to join, for all Tax periods of the Acquired Companies ending on or before the Closing Date for which the Acquired Companies are eligible to do so, in any consolidated or combined federal, state or local Income Tax Returns with Seller or its Subsidiaries. Seller shall cause to be prepared, subject to approval of Buyer, which shall not be unreasonably withheld, and timely filed (including any extensions) any and all such consolidated or combined federal, state or local Income Tax Returns as well as any separate federal, state, local or foreign Income Tax Returns for the Acquired Companies for all Tax periods of the Acquired Companies ending on or before the Closing Date; provided, that Buyer's right of approval shall only extend to its confirmation that Seller's reporting on such Income Tax returns is not inconsistent in any material respect with the provisions of Section 13.3.2 hereof and/or the making of the
               Section 338(h)(10) Joint Election in accordance with Section
               13.3.1 hereof. Buyer shall or shall cause to be prepared and timely filed any and all other Tax Returns of the Acquired Companies of any kind or type that are due or become due after the Closing Date. Seller shall have the right to approve,

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               which approval will not be unreasonably withheld, all Tax Returns of the Acquired Companies, which are prepared by or at the direction of Buyer, in respect of a Straddle Period (as such term is defined hereinbelow). The parties agree to cooperate with each other and each other's Affiliates in the preparation of the portions of such returns pertaining to the Acquired Companies.
               The parties shall provide each other with full access to applicable and reasonably relevant records to enable the timely preparation and filing of said returns. Seller shall pay on a timely basis all Income Taxes shown as due on any returns for the periods (or portion thereof) occurring or ending on or before the Closing Date. The parties shall make available to each other without charge, copies of the portions of such returns relating to the Acquired Companies for taxable years ending before or including the Closing Date.

          13.3.4 Income Tax Return Allocations. Seller shall include the income and deductions of the Acquired Companies (including any deferred income triggered into income by Treas. Reg. Section 1.1502-13 and Treas. Reg. Section 1.1502-19, or equivalent provisions of state or local law) on Seller's consolidated or combined federal, state or local Income Tax Returns for the Tax periods ending on or before the Closing Date and shall pay all Income Taxes attributable thereto. In any case where any Tax Return in respect to any Acquired Company that covers a Tax period beginning before and ending after the Closing Date (a "Straddle Period"), the amount of Income Taxes allocable between Seller on one hand, and Buyer and the Acquired Companies on the other hand, shall be determined

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               by closing the books of the Acquired Companies as of and
               including the Closing Date. In the case of any item of income, deduction, loss or credit that cannot be specifically allocated based on such closing of the books, such item or Income Tax shall be allocated to Seller based on the percentage of days in such Straddle Period that occur on or before the Closing Date. In the case of Income Taxes attributable to the Tax periods (or portion thereof) occurring or ending on or before the Closing Date, Seller shall be liable for and be allocated all such Taxes.

          13.3.5 Wage Reporting. Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to wage reporting.

          13.4 Allocation of Income Tax Benefits.

          13.4.1 If any adjustments shall be made to any federal, state, local, or foreign Income Tax returns relating to the Acquired Companies or Seller for any Tax period or portion of any Tax period ending on, before or occurring through the Closing Date, which result in any Income Tax detriment to Seller or any Affiliate of Seller with respect to such period and any Income Tax benefit to the Acquired Companies, Buyer or any Affiliate of Buyer for any Tax period ending after the Closing Date (to the extent such Income Tax benefit is realized after the Closing Date), Seller shall be entitled to the benefit of such Income Tax benefit to the extent of the related Income Tax detriment (except to the extent accrued as an asset on the Final Closing Balance Sheet), and Buyer shall or shall cause the Acquired Companies to pay to Seller such amount at such time or times as

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               and to the extent that the Acquired Companies, Buyer or any
               Affiliate of Buyer actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Tax which any of them would otherwise have had to pay if such adjustment had not been made. In determining whether and when such Income Tax benefit is received, all Income Tax attributes of the Acquired Companies shall first be used to determine the Acquired Companies' Income Tax Liability, and the effect of such Tax benefit, if any, shall only be considered to apply after all such other items.

          13.4.2 If any adjustment shall be made to any federal, state, local, or foreign Income Tax returns relating to the Acquired Companies for any Tax period (or portion thereof) occurring or beginning after the Closing Date which results in any Income Tax detriment to Buyer, the Acquired Companies or any Affiliate of Buyer with respect to such period and any Income Tax benefit realized by Seller or any Affiliate of Seller for any Tax period (or portion thereof) occurring or ending on or before the Closing Date, Buyer shall be entitled to the benefit of such Income Tax benefits to the extent of the related Income Tax detriment. Seller shall pay to Buyer such amount at such time or times as and to the extent that Seller or any Affiliate of Seller actually realizes such benefit through a refund of Income Tax or reduction in the amount of Income Taxes which Seller or any such Affiliate would otherwise have had to pay if such adjustment had not been made.

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          13.4.3 Each party hereto shall pay to the other party, within 5 days of written demand therefor, but in no event more than 20 days prior to the due date thereof, the amount of all Income Taxes such party is obligated to pay or that it is allocated to it under this Section 13. Notwithstanding anything contained in
               Section 12 to the contrary, payments pursuant to this Section 13 shall not be limited by any indemnity baskets, caps or other limitations whatsoever.

          13.5 Income Tax Indemnity. If Closing occurs, from and after the Closing Date, Seller shall timely pay to the applicable Governmental Authority and be liable for, and agree to indemnify, defend and hold harmless each of Buyer and the Acquired Companies from and against (i) all Income Taxes imposed on the Seller and/or any of the Acquired Companies for any Tax period (or, in the case of a Straddle Period, portion thereof) ending on or before the Closing Date, (ii) all Taxes of Seller or any of its Affiliates (whether current or prior) other than the Acquired Companies for all periods, (iii) the breach of the representations in respect of Non-Income Taxes only that are set forth in Section 7.11 and (iv) any United States federal, state or local Income Taxes of the Seller or the Acquired Companies as a direct consequence of making of a Section 338(h)(10) or 338(g) election contemplated by Section 13.3.1. In addition, Seller shall indemnify and hold Buyer and UAP Canada harmless from and against (without duplication) any Income Taxes imposed on UAP Canada or any reduction in the Income Tax deductions that could otherwise have been claimed by UAP Canada in the calculation of its income for Canadian Tax purposes in respect of the receivables transferred to UAP Canada as part of the transfer of the Canadian Business that may be

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     sustained, suffered or incurred by either of them as a result of the failure of Seller to file the election provided for by section 9.3.6(ii).

          13.6 Refunds. Any refunds (net of any costs associated with receipt thereof) of Income Taxes or Non-Income Taxes (to the extent such Non-Income Taxes are reflected as a reserve in the Final Closing Balance Sheet or previously paid by Seller or an Affiliate of Seller) that are received by Buyer or any of the Acquired Companies, which are attributable to any Tax period (or portion thereof) occurring or ending on or before the Closing Date of any Acquired Company, shall be for the benefit of Seller. Buyer shall or shall cause the Acquired Companies to pay to Seller or its designee any such refunds within ten (10) days of receipt thereof.

          13.7 Cooperation. After the Closing Date, Seller and Buyer shall make available to the other, free of charge, cost or expense and as reasonably requested, all information, records or documents reasonably relevant to Tax liabilities or potential Tax liabilities of the Acquired Companies or predecessor thereof for all periods prior to or including the Closing Date (or any matter, transaction or event occurring on or before the Closing Date that may affect such a Tax liability) and each such Person shall preserve all such available information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Each such Person shall provide, free of charge, cost or expense, the other(s) and the pertinent Tax Authority with all available information and documentation reasonably necessary to comply with all Tax audit information requests or inquiries made of any such periods relevant to such Tax liabilities or potential Tax liabilities (or any matter, transaction or event occurring on or before the Closing Date that reasonably may affect such a Tax liability). Any information obtained

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     pursuant to this Section 13.7 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

          13.8 Tax Audits. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any Affiliate of Buyer, or the Acquired Companies, and Seller shall promptly notify Buyer in writing upon receipt by Seller or any Affiliate of Seller, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of the Acquired Companies (other than consolidated or combined Income Tax audits, examinations or assessments of the Seller's Tax group for federal or state Tax purposes), so long as any Tax period (or portion thereof) ending on or before the Closing Date or a Straddle Period remains open. Seller shall have the sole right to represent the Acquired Companies, and their predecessors, in any Tax audit or administrative or court proceeding relating to Income Taxes attributable to any Tax period occurring or ending on or before the Closing Date (including a Straddle Period) of Seller or the Acquired Companies, and to employ counsel of its choice at its expense, provided that Seller may not settle any audit that it reasonably expects could have a material adverse effect on Buyer or the Acquired Companies without Buyer's prior written consent. Buyer shall have the sole right to represent the Acquired Companies in any audit or administrative or court proceeding relating to Non-Income Taxes of the Acquired Companies, and to employ counsel of its choice at its expense, provided, that neither Buyer nor any Acquired Company may settle any audit that it reasonably expects could have a material adverse effect on Seller or its Affiliates without Seller's prior written consent. For purposes of the immediately preceding sentence only, the term "material adverse effect" shall include any Liability for Non-Income Taxes that is subject to indemnification by Seller pursuant to this Section 13 and Section 7.11.

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          13.9 Buyer's Indemnity. If Closing occurs, Buyer shall timely pay or shall cause the Acquired Companies to timely pay, indemnify and hold Seller and Seller's Affiliates harmless from and against any Liability resulting directly or indirectly from (i) any breach or nonfulfillment of any agreements or covenant on the part of Buyer or the Acquired Companies under this Section 13; (ii) all Income Taxes of Buyer and/or any of the Acquired Companies for all Tax periods (and in the case of a Straddle Period, the portion thereof) beginning after the Closing Date (except as specifically provided for in Section 13.5); (iii) all Non-Income Taxes of Buyer and the Acquired Companies for all Tax Periods other than a Liability for Non-Income Taxes that is indemnified by Seller pursuant to Section 13.5 hereof; and (iv) all Income Taxes of Seller or the Acquired Companies attributable to an extraordinary transaction (other than any deemed asset sale for United States federal, state or local Income Tax purposes as contemplated by Section 13.1.1 hereof, the distribution of the Retained Assets or the transaction contemplated by Section 9.3.6 hereof) effected at the request or direction of Buyer or any Acquired Company after the Effective Time.

          13.10 Survival. The obligations of the parties under this Section 13 shall survive the Closing until thirty (30) days after the expiration of the applicable or underlying Tax statute of limitations (including any extensions). The representations and warranties contained in Section 7.11 hereof in respect of Income Tax matters of Seller and the Acquired Companies shall not survive Closing. The representations and warranties contained in Section 7.11 hereof in respect of Non-Income Tax matters of the Acquired Companies shall survive the Closing until thirty (30) days after the expiration of the applicable or underlying Tax statute of limitations (including any extensions).

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          13.11 Sole Remedy for Taxes. Section 13 shall be a party's sole remedy in respect of a breach of Sections 7.11, 4.2.14, the Tax-related covenants of Section 9.3.6 or Section 13 hereof except as otherwise expressly provided by Section 12 hereof. In no event shall any party hereto pay more than once under different provisions of this Agreement for the same Liability in respect of Taxes.

     14. Miscellaneous. The following miscellaneous provisions shall apply to this Agreement:

          14.1 Notices. All notices or other communications required or permitted to be given, pursuant to the terms of this Agreement, shall be in writing and shall be deemed to be duly given when received if delivered in person or by facsimile and confirmed by mail, or mailed by registered or certified mail (return receipt requested) or overnight courier, express mail, postage prepaid, as follows:

     If to Seller:

          ConAgra Foods, Inc.
          One ConAgra Drive
          Omaha, Nebraska 68102
          Attn: Vice President/Controller
          Facsimile: (402) 595-4709

     With a Copy to:

          McGrath North Mullin & Kratz, PC LLO
          First National Tower
          1601 Dodge Street, Suite 3700
          Omaha, Nebraska 68102
          Attn: Roger W. Wells
          Facsimile: (402) 341-0216

     If to Buyer:

          c/o Apollo Management, L.P.
          1301 Avenue of the Americas
          New York, NY 10019

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          Attn: Marc Becker
          Facsimile: (212) 515-3263

     With a Copy to:

          O'Melveny & Myers LLP
          30 Rockefeller Plaza
          New York, New York 10112
          Attention: Adam K. Weinstein
          Facsimile: (212) 218-9491

     or at such other address as the party to whom notice is to be given furnishes in writing to the other party in the manner set forth above.

          14.2 Amendments and Waivers. This Agreement may not be modified or amended, except by instrument or instruments in writing, signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, by an instrument in writing, waive compliance by another party with any term or provision of this Agreement on the part of such other party to be performed or complied with. Except as set forth herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty or agreement contained herein. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          14.3 Fees and Expenses. Except as otherwise provided in this Agreement, including Section 6.1 hereof, Buyer, Seller and the Company shall each pay their own expenses, and those of their respective Affiliates, in connection with the preparation and execution of this Agreement and any expenses specifically payable by them pursuant to this Agreement, provided however, that if the transactions contemplated by this Agreement are consummated, then (i) the Company shall reimburse Buyer for its expenses incurred in connection with the consummation of the transactions contemplated

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     herein including fees and expenses relating to the financing obtained pursuant to the Senior Bank Commitment Letter, and (ii) Seller shall pay the costs of the Funded Bridge if funded by the Bridge Lender, provided that Seller shall not be required to pay more than $5,000,000 pursuant to this subpart (ii), and Buyer shall cause the Company to pay the remainder of such costs. Seller agrees that it will not cause the Company to pay Seller's outside legal, accounting, broker and similar expenses incurred in connection with the consummation of the transactions contemplated herein.

          14.4 Survival. The representations and warranties of Seller made in or pursuant to this Agreement, together with the corresponding indemnification obligations of Seller set forth in Section 12.1.1, shall survive the Closing but shall terminate eighteen (18) months after the Closing Date, except that (i) the representations and warranties (and such corresponding indemnification obligations) contained in Sections 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.24 and 7.25 shall survive indefinitely, (ii) the representations and warranties (and such corresponding indemnification obligations) contained in Section 7.18 shall survive until the fourth anniversary of the Closing Date, and (iii) the representations and warranties (and such corresponding indemnification obligations) contained in Section 7.19 shall terminate forty-eight (48) months after the Closing Date. The survival of the representations, warranties and indemnification obligations of Seller under Sections 7.11 and 13 hereof is excluded from this Section 14.4 and is governed exclusively by Section 13.10 hereof. For the avoidance of doubt, all other indemnity obligations shall survive indefinitely, unless a shorter period is expressly specified. Notwithstanding the foregoing, it is specifically understood and agreed that the damages sustained for which indemnification may be sought need not be incurred or paid by the Indemnified Party within the foregoing periods, but only that the claim with respect to which

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     indemnification is sought be asserted and presented to the Indemnifying
     Party within such periods. All covenants and agreements hereunder shall survive the Closing and survive indefinitely until fully performed unless a shorter survival period is specified.

          14.5 Entire Agreement. This Agreement, the Ancillary Agreements, the Seller Disclosure Schedule, the Buyer Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          14.6 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in Delaware (without regard to conflicts of law doctrines).

          14.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto (and, with respect to Sections 12.1 and 12.2, the parties entitled to indemnity thereunder) or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          14.8 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto. Notwithstanding anything to the contrary contained herein, it is hereby acknowledged and agreed that Buyer may assign and/or charge all or any of its rights under this Agreement by way of security to any bank(s) and/or holders of debt securities and/or financial institution(s) and/or hedge counterparties and/or any other

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     person (together, the "Financiers") lending money or making other banking facilities available to the Company, Buyer and their respective Affiliates or to any Financiers who provide funds on or in connection with any subsequent refinancing of such funding or to any person from time to time appointed by any Financier to act as security trustee on behalf of such Financier; without limitation to the foregoing, any such person or Financier may assign such rights on any enforcement of the security under such finance arrangement; provided further, however, that no such assignment shall relieve Buyer of its obligations hereunder.

          14.9 Effect of Headings. The headings of the various sections and subsections herein are inserted merely as a matter of convenience and for reference and shall not be construed as in any manner defining, limiting, or describing the scope or intent of the particular sections to which they refer, or as affecting the meaning or construction of the language in the body of such sections.

          14.10 Exhibits; Disclosure Schedule. All exhibits and schedules referred to in this Agreement are attached hereto and are incorporated herein by reference as if fully set forth herein. The disclosure of any matter in any section of the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall not be deemed to constitute an admission by any party or to otherwise imply that any such matter is material or may have a Company Material Adverse Effect for purposes of this Agreement.

          14.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or other provisions of this Agreement in any other jurisdiction.

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          14.12 Construction.

          14.12.1 As used in this Agreement in respect to Seller, "knowledge," "knows" or "known" means, with respect to the matter in question, the actual knowledge of the executive officers of Seller, as listed on Exhibit 14.12(a) hereto, assuming such officers have made reasonable inquiry with respect to such matter of the executive officers of the Company listed on Exhibit 14.12(b) hereto.

          14.12.2 The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who himself drafted same. It is hereby agreed that representatives of both parties have participated in the preparation hereof.

          14.12.3 The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Exhibit and Schedule references are to this Agreement unless otherwise specified.

          14.12.4 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

          14.12.5 Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The meaning of general words herein shall not be limited by

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               specific examples introduced by "such as" or "for example" or other similar expressions unless otherwise specified.

          14.12.6 References to a Person include its successors and permitted assigns. References to a "party" or the "parties" shall refer, respectively, to a party or the parties to this Agreement, unless the context otherwise requires or this Agreement otherwise specifies.

          14.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

          14.14 Consent to Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any United States federal or Delaware state court sitting in Wilmington, Delaware with respect to any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. The parties hereto shall cause the Acquired Companies to be bound by this Section.

          14.15 Waiver of Jury Trial. Each party hereto waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement, any related agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement or any related agreement and agrees that any action shall be tried before a court and not before a jury.

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          14.16 Exclusivity. Prior to any termination of this Agreement, none of
     Seller, the Company or any of their respective Affiliates (collectively, the "Seller Parties") shall directly or indirectly encourage, solicit, initiate or participate in discussions or negotiations with, or provide any confidential information to, any person (other than Buyer and its Affiliates) concerning any (w) merger with the Company, (x) sale, transfer or other disposition of the Business or assets of the Company (other than the Retained Assets or as otherwise described in Exhibit 9.1.1 hereto) or any material part thereof (other than sales, transfers or dispositions occurring in the ordinary course of business), (y) sale, transfer or other disposition of any Stock or other Equity Securities of the Company or (z) similar transaction involving the Company (whether structured as a merger, recapitalization, stock sale, asset sale or other form of transaction). Seller will promptly inform Buyer if any Seller Party receives, after the date hereof, any proposal or inquiry in respect of any such transaction.

          14.17 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will use reasonable commercial efforts to take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement. Such actions shall include the transfer or conveyance by Buyer, the Acquired Companies or their respective Affiliates and successors of any assets or rights included in the Retained Assets or Retained Businesses.

          14.18 Currency Denomination. Unless specifically denoted otherwise herein, all monetary amounts referred to, and any payments to be made pursuant to, this Agreement are expressed in, and shall be in, dollars of the United States of America.

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          14.19 Covenant Not to Disclose; Publicity.

          14.19.1 Seller agrees that as the owner of the Business, it and its Affiliates may possess certain data and knowledge of operations of the Business which may be proprietary in nature and confidential, including certain trade secrets (herein, "Business Confidential Information"). Seller covenants and agrees that neither it nor any of its Affiliates will, at any time after the Closing Date, reveal, divulge or make known to any Person (other than Buyer) or use for its own account or for the account of any Person, any Business Confidential Information. Seller further covenants and agrees that neither it nor any of its Affiliates shall divulge any Business Confidential Information which it may acquire during any transition period in which it assists or consults with Buyer or its Affiliates to facilitate the transfer and the continued success of the Business. Notwithstanding the foregoing, it is understood that the foregoing provisions shall apply only to Business Confidential Information which relates exclusively to the Business and not to information which is otherwise used in connection with Seller's other operations. In addition, notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section 14.19.1 for Seller to disclose information to the extent required to do so by applicable Law, provided, that Seller shall provide Buyer with prompt notice of any such requirement in order to allow Buyer to seek an appropriate protective order and Seller shall confer in good faith with the Buyer to the content of the disclosure, or if any information disclosed by the Seller is in the public domain (other than as a

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               result of conduct by Seller or its Affiliates which constitutes the breach of a confidentiality obligation to Buyer).

          14.19.2 Except as required by applicable Law, and except as may be mutually agreed, none of Seller, Buyer nor the Company shall disclose this Agreement or the terms and conditions contained in this Agreement. The parties hereto agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the transactions contemplated hereby and shall use their commercially reasonable efforts to agree upon the text of any such press release or public announcement. Notwithstanding any provision contained herein, each party hereto (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure. In the event that Seller, Buyer or the Company or any of their Affiliates or representatives become legally compelled to disclose any such information or documents referred to in this Section, 14.19.2 Seller, Buyer or the Company (as applicable) shall provide the other parties with prompt written notice before such disclosure, sufficient to enable the other either to seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section 14.19.2 or both.

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          14.19.3 Buyer agrees that as the purchaser of the Business, it, the
               Company and the Acquired Companies may possess certain data and knowledge of operations of the Retained Businesses which may be proprietary in nature and confidential, including certain trade secrets, customer lists and product development materials (herein, "Retained Business Confidential Information"). Buyer and the Company each covenants and agrees that neither of them nor any of their Affiliates will, at any time after the Closing Date, reveal, divulge or make known to any Person (other than to Seller) or use for their own account or for the account of any Person, any Retained Business Confidential Information. Buyer and the Company each further covenants and agrees that neither of them nor any of their Affiliates shall divulge any Retained Business Confidential Information which they may acquire during any transition period in which it assists or consults with Seller or its Affiliates to facilitate the transfer and the continued success of the Retained Businesses. Notwithstanding the foregoing, it is understood that the foregoing provisions shall apply only to Retained Business Confidential Information which relates exclusively to the Retained Businesses and not to information which is otherwise used in connection with the Business. In addition, notwithstanding the foregoing, it shall not be a violation of the covenant set forth in this Section
               14.9.3 for Buyer or the Company to disclose information to the extent required to do so by applicable Law, provided, that Buyer or the Company, as applicable, shall provide Seller with prompt notice of any such requirement in order to allow Seller to seek an appropriate protective order and Buyer and the Company shall confer in good faith with Seller to the content of the disclosure, or if any information disclosed by Buyer or the Company is in the public domain (other than as a result of conduct by Buyer, the Company or their Affiliates which constitutes the breach of a confidentiality obligation to Seller).

          14.20 Information Access. After the Closing Date, Buyer shall, and shall cause the Acquired Companies to, reasonably cooperate with Seller to the extent reasonably required for Seller to comply with any subpoena or request from a Governmental Authority, defend claims (whether in court, administrative proceedings or arbitration tribunals), conduct inquiries or investigations and satisfy other obligations, and, in connection therewith, shall furnish on a timely basis information, Records and testimony (and locate and assemble information and Records requested by Seller), attend such conferences, proceedings, hearings, trials and appeals as may be reasonably requested by Seller, and provide on a timely basis access to, and availability of, Company Employees.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SELLER:                                     BUYER:

ConAgra Foods, Inc.,                        UAP Holding Corp.,
a Delaware corporation                      a Delaware corporation


By: /s/ Patrick Koley                       By: /s/ Marc Becker
    ----------------------------------          --------------------------------


COMPANY:

United Agri Products, Inc.,
a Delaware corporation


By: /s/ Patrick Koley
    ----------------------------------

                                 EXHIBIT 1.1(a)

                             Permitted Encumbrances

          (a) Any easement, lease, license, covenant, reservation, right of way or similar restriction of record or not of record which does not materially affect the current or future use or enjoyment of the subject property as it is currently being used;

          (b) Any zoning, building, fire, health, safety or similar restriction by governmental agency or insurance carriers which does not materially affect the use or enjoyment of the subject property as it is currently being used;

          (c)

          (c) Any matter that is insured by a title insurance policy in favor of Buyer or an Acquired Company or their respective Affiliates;

          (d) Any matter that would be disclosed on a true, correct and complete survey of the subject property which does not materially affect the current or future use or enjoyment of the subject property as it is currently being used;

          (e) Any liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which reserves are reflected in the calculation of Net Book Value;

          (f) Any liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; and

          (g) Any liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations.

          (h)

                                 EXHIBIT 1.1(b)

                                 Retained Assets

          (a) The name "ConAgra" and any logos, trademarks, service marks, trade names, domain names, copyrights and trade dress related thereto.

          (b) All assets and rights relating to or arising from the conduct of the Retained Businesses, including, without limitation, (i) all right, title and interest in and to the receipt or payment of any and all rebates, incentives, loyalty or other bonuses, freight or other similar refunds, rebillings, performance or award payments, marketing payments, warehousing and interest payments, program payments, products furnished on a discounted or "no-charge" basis, and all other such payments or forms of compensation, and the proceeds thereof, that are now or may hereafter be payable by vendors as a result of product sales (whether wholesale, retail or otherwise), service or other such performance criteria of the Retained Businesses (other than any such rebates, incentives, loyalty or other bonuses and the like which are part of the calculations of profits, losses and margins under Section 4.3, with respect to the mix plants, and Section 4.4, with respect to the Imperial Joint Venture, of the Fertilizer Supply Agreement), and (ii) the fertilizer facilities located in the following cities;

          1.   St. Joseph, MO

          2.   Hastings, NE

          3.   Shakopee, MN

          4.   Imperial, NE (reactor, tanks and related assets)

          5.   Yoder, IN

          6.   Kentland, IN

          7.   Pekin, IL

          8.   Denison, IA

          9.   Irvington, IA

          10.  Franklin, MN

          11.  Red Rock, MN

          12.  Dubuque, IA

          13.  Nickerson, KS

          14.  Corpus Christi, TX

          15.  Victoria, TX

          16.  Catoosa, OK

          17.  Moorhead, MN

          (c) All cash, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities;

          (d) All claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Retained Assets or Retained Businesses whether now existing or hereafter arising;

          (e) Any amounts receivable from Seller or any of Seller's Affiliates (other than any Acquired Company);

          (f) All Income Tax refunds, including any interest in respect thereof, and Income Tax benefits and credits attributable to periods prior to the Closing;

          (g) All claims, causes of action, chooses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or primarily relating to the Retained Litigation;

          (h)  All rights and interests in Fossil Creek Farm Joint Venture;

          (i)  All Equity Securities in PSI Produtos Agricolas Ltda.

          (j)  All rights and interests in the Retained Site;

          (k) Any rights of the Acquired Companies with respect to the chemical impregnation of sodium chlorate or sodium nitrate in poultry feed;

          (l) Any rights or interests of Seller, the Company, the Acquired Companies or the Retained Businesses to the following names, marks and/or brands in the European Union and United Kingdom:

               1.   FLF

               2.   Newman's T-80

               3.   Torpedo

               4.   Torpedo II

               5.   Gladiator

               6.   Drill

               7.   Abacus

               8.   Sprayguard

               9.   Phase II

               10.  Silwett L-77

               11.  Slither

               12.  Admix-P

               13.  Cropspray 11-E

               14.  SM-99

          (m) Corn pad and underlying real estate and driveway to the East thereof at UAP Great Lakes retail location in DeForest, Wisconsin; and(n) In the event Seller or its Affiliates, including the Acquired Companies, completes prior to the Closing Date the divestiture of any of the assets or businesses listed on
               Exhibit 9.1.1 hereto, other than items 1 (Dover, Ontario) and 16.d (Rugby, North Dakota), such assets or businesses so divested shall be deemed to be a Retained Asset for purposes of this Agreement.

                                  EXHIBIT 9.4.3

                               Corporate Services

          (a)  HRIS system

          (b)  accounting system

          (c)  general ledger and financial reporting

          (d)  fixed asset system

          (e)  money management

          (f)  external financial reporting

          (g)  treasury and financing activity

          (h)  insurable risk programs

          (i)  safety and environmental programs

          (j)  tax filings, payment, refunds, protests, reporting

          (k)  freight and overnight services

          (l)  legal counsel

          (m)  communication systems

          (n)  inventory control systems

          (o)  internal and external auditing

          (p)  bank lines of credit

          (q)  risk management

          (r)  employee benefits programs

          (s)  trademark/trade name maintenance

          (t)  vehicle leasing arrangements

          (u)  real estate lease services

          (v)  travel services (w) EDI with vendors

          (w)  MIS services

                                EXHIBIT 14.12(a)
                                ----------------

                     Knowledge-Executive Officers of Seller
                     --------------------------------------


        1. Dwight Goslee, EVP Operations Control & Development

        2. Patrick Koley, VP Planning

        3. Bill Hahn, Director Planning/Development

                                EXHIBIT 14.12(b)
                                ---------------

                 Knowledge -- Executive Officers of the Company
                 ----------------------------------------------


        1.  Kenny Cordell

        2.  Bryan Wilson

        3.  Dave Tretter

        4.  Robert Boyce

        5.  William "Rad" Page

        6.  Dave Bullock

        7.  Telly Fuhrman

        8.  Kent McDaniel

        9.  H. James Benshoof

        10. Todd Suko

        11. Rick Yabroff